Filed Pursuant to Rule 424(b)(3)

Registration No. 333-196334

Dated September 23, 2015

VYCOR MEDICAL, INC.

3,991,202 Shares of Common Stock
Par Value $0.0001 Per Share

This prospectus relates to the offering by the selling stockholders of VYCOR MEDICAL, INC. of up to 3,991,202 shares of our common stock underlying Series A and Series B warrants, par value $0.0001 per share. We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTCQB under the symbol “VYCO”. On September 22, 2015, the closing sale price of our common stock was $1.45 per share.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 12

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2015.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by VYCOR MEDICAL, INC. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY INFORMATION AND RISK FACTORS

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Vycor”, “the Company”, “we,” “us,” and “our,” refer to VYCOR MEDICAL, INC., a Delaware corporation.

SUMMARY OF THE COMPANY

ORGANIZATIONAL HISTORY

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010 Vycor completed the acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”) and on January 4, 2012 Vycor, through its wholly-owned NovaVision subsidiary, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision.

BUSINESS OVERVIEW

Vycor is dedicated to providing the medical community with innovative and superior neurosurgical and neurotherapeutic solutions and operates two distinct business units within the medical industry. Vycor Medical designs, develops and markets medical devices for use in neurosurgery. NovaVision provides non-invasive rehabilitation therapies for those who have vision disorders resulting neurological brain damage such as that caused by a stroke.

Both businesses adopt a minimally or non-invasive approach. Both technologies have strong sales growth potential, address large potential markets and have the requisite regulatory approvals. The Company has 44 granted patents and a further 13 pending. The Company leverages joint resources across the divisions to operate in a cost-efficient manner.

In addition to our existing products and products in development we actively seek acquisition, joint venture and in-licensing opportunities in the medical device field which we believe are complementary, can benefit from our existing infrastructure and will add shareholder value.

Vycor Medical

Vycor Medical manufactures and distributes the ViewSite Brain Access System (VBAS), a clear cylindrical disposable set of single-use devices of different sizes, which neurosurgeons use to provide a surgical corridor to access and remove target sites within the brain such as tumors. VBAS provides a minimally invasive approach into the brain, with potentially less damage to the surrounding tissue than the sharp edges of “traditional blade” retractors. It is this minimally invasive profile that has led surgeons to use the VBAS in challenging procedures and procedures that were previously considered to be “inoperable” such as tumors that are too deeply seated for current instruments.

VBAS’ clinical advantages are supported by a number of leading peer-reviewed articles. Clinical benefits cited include: minimally invasive shape and less invasive procedure; resultant reduction of pressure on the brain; improved visual field; improved working channel; and more accurate target access. Management also believes, from anecdotal surgeon feedback, that although a disposable product VBAS offers potential cost savings from shorter operating theater time and reduced post-operative recovery time.

Vycor Medical is ISO 13485 compliant, VBAS has U.S. FDA 510(k) clearance for brain and spine surgeries and full regulatory approvals for brain in Australia, Canada, China, Europe (EU – Class III), Korea and Japan and is seeking or has partial regulatory approvals in Brazil, India, Russia, Taiwan and Vietnam. VBAS has 10 granted and 9 pending patents worldwide.

NovaVision

NovaVision provides non-invasive, computer-based rehabilitation targeted at a substantial and largely un-addressed market of people who have lost their sight as a result of stroke, Traumatic Brain Injury (TBI) or other neurological brain damage. NovaVision addresses a significant target market, estimated at approximately $2 billion in each of the U.S. and the EU and over $13 billion globally.

NovaVision has a family of therapies that both restore and compensate for lost vision:

●	Restoration of vision: NovaVision’s VRT and Sight Science’s Neuro-Eye Therapy (NeET), aim to improve visual sensitivity in a persons blind area. VRT delivers a series of light stimuli along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with multiple stimuli over the course of time. NeET targets deep within the blind area by repeated stimulation, allowing patients to detect objects within the blind field.
●	Compensation and re-training: Normal eye movements are also affected after brain injury adding to the problems of blindness. NeuroEyeCoach provides a complementary therapy to VRT and NeET, which re-trains a patient to move their eyes, re-integrate left and right vision and to make the most of their remaining visual field

VRT and NeuroEyeCoach, provided in the US in an Internet-delivered suite, are therefore highly complementary and ensure broad benefits to NovaVision's patients.

NovaVision also has models of VRT and NeuroEyeCoach for physicians and rehabilitation clinics, as well as VIDIT, a diagnostic program that enables therapists to perform high resolution visual field tests in less than ten minutes.

NovaVision’s VRT is the only medical device aimed at the restoration of vision for neurologically induced vision loss which has FDA 510(k) clearance to be marketed in the U.S.; VRT and NeET both have CE Marking for the EU and NeuroEyeCoach™ is registered as a Class I 510(k) exempt device. NovaVision has 33 granted and 5 pending patents worldwide.

Employees

We currently have 14 employees.

Websites

The Company operates websites at www.vycormedical.com, www.novavision.com, www.novavisionvrt.com, www.neuroeyecoach.com and www.sightscience.com.

GROWTH STRATEGY

Vycor Medical

Vycor Medical’s growth strategy is centered around:

1. Increasing U.S. market penetration through broader hospital coverage and targeted direct physician marketing.

Vycor Medical’s sales and marketing strategy is to penetrate a well defined target market of 3,500 neurosurgeons by trade shows, significantly increased direct marketing with VBAS samples and existing clinical data, and through its existing distributors which it is continually evaluating and upgrading as well as adding additional distributors in regions where it has little to no presence. In marketing to these hospitals and surgeons, Vycor Medical leads with those neurosurgical procedures where VBAS’ competitive advantages are most easily understood – deep seated tumors and other complicated deep procedures. The focus is both on adding new hospitals and expanding to additional surgeons in hospitals where VBAS is already approved and to expand usage to a broader range of procedures. Vycor Medical prioritizes its attention on teaching hospitals, which not only carry out more relevant procedures but also provide a natural way to drive adoption through the conversion of new surgeons.

2. Provision of more Clinical and Scientific Data supporting the products superiority over the current standard of care blade retractors and to demonstrate the products potential for cost savings.

Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption, and in turn revenues, further and faster by demonstrating VBAS' superiority as a minimally invasive access system which helps VBAS move further up the hospital cost/benefit curve. To date the Company already had 7 Peer Reviewed studies and anticipates further studies during the course of the year.

3. International Market Growth

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. VBAS has full regulatory approvals in Australia, Brazil, Canada, China, Europe (EU – Class III), Korea and Japan and is seeking or has partial regulatory approvals in India, Russia, Taiwan and Vietnam. Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillaries that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line.

Vycor Medical has a current product pipeline aimed at expanding the applicable procedures it addresses by extending its VBAS range and at increasing the compatibility of its current VBAS range.

Vycor Medical has implemented manufacturing of two new smaller VBAS devices and is in the advanced stages of development on a new set of VBAS devices that will be designed to completely integrated with selected Image Guided Systems. Management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into the increasing trend of IGS surgery.

NovaVision

Our strategic vision for NovaVision has been to develop and provide a clinically supported, affordable and scalable visual therapy solution offering broad benefits to those suffering visual impairment following neurological brain damage; and to offer solutions for both patients and physicians alike. VRT was, in effect, a prototype with a delivery and service model too costly to be affordable and scalable, and with 70% of patients experiencing significant positive outcome but 30% of patients therefore experiencing little to no improvement.

Our first steps were to build a world-class scientific advisory board and acquire Sight Science, the only credible competitor, from Prof. Arash Sahraie and the University of Aberdeen. Prof. Sahraie, Chair in Vision Sciences at the University, became our Chief Scientific Officer and led the advisory board made up of experts in the field from Harvard Medical School, Univ. of Miami Miller School of Medicine and the Max Planck Institute in Germany, to develop the strategy to deliver our vision:

●Broadening Patient Benefits: the creation of NeuroEyeCoach™. Two things happen when someone suffers from vision related disorders following a stroke or the like: there is a loss of visual field as well as difficulty with eye movement, affecting the ability to integrate visual information. NeuroEyeCoach addresses patients' difficulty with their eye movements and their ability to integrate visual information. While VRT addresses the restoration of lost vision, NeuroEyeCoach enables the patient to make the most of their remaining vision; the two therapies provided in a suite are therefore highly complementary and ensure broad benefits to NovaVision's patients.

●Cost Effective and Affordable. Migrated therapy delivery from provided-hardware to internet-delivered onto patients' computers, significantly reducing cost without changing the therapy itself. Further cost reduction has been achieved through considerable business process streamlining. The Internet-delivered therapy suite was made commercially available in June 2015.

●Scalable. NovaVision's therapy is now affordable, with broader benefits and truly scalable and deliverable to the mass market.

NovaVision completed its development work and launched its Internet-based therapy suite in June 2015 and is now positioned, for the first time, with the suite of therapies and product offerings to deliver on its strategic vision: to provide a clinically supported, affordable and scalable visual therapy solution offering broad benefits to those suffering visual impairment following neurological damage; and to offer solutions for both patients and physicians alike.

For Patients:

●VRT and NeuroEyeCoach Therapy Suite. NovaVision recently launched in the US these two complementary therapies, internet-delivered in a package for $900.

●NeuroEyeCoach. For patients with visual impairments who are not suitable, for whatever reason, for VRT, NovaVision provides NeuroEyeCoach on its own for $450.

For Physicians:

●Vision Diagnostic (VIDIT). The diagnostic component of VRT that enables therapists to perform high-resolution visual field tests in less than 10 minutes to screen for visual field deficits.

●NeuroEyeCoach Pro Center. Enables stroke rehabilitation and other centers to treat patients while in their care, both as in-patient and out-patient. NovaVision has recently entered into an additional agreement with HealthSouth to be able to offer NeuroEyeCoach Pro Center to the HealthSouth rehabilitation centers in the U.S.

●NovaVision Pro Physician. Enables physicians to register patients in their clinic who complete our therapies at home, supported by NovaVision but monitored by the physician through a dedicated portal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487. The Company’s telephone number is 561-558-2020.

THE OFFERING

This prospectus will be utilized in connection with the re-sale of 3,571,690 shares which could be potentially issued in the future as of the result of the sale of common stock and the prospective exercise of certain investor warrants and placement agent warrants which were issued in connection with the Company’s recent stock offering. The Company will not receive any proceeds from any sales of these shares.

Common stock currently outstanding	10,852,701 shares(1)
Common stock offered by the selling stockholders	3,991,202 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
____________________

(1) Shares of common stock outstanding as of September 1, 2015.

FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended December 31, 2014, December 31, 2013 and December 31, 2012. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. All share amounts are restated to reflect a one-for-150 reverse stock split which became effective January 15, 2013. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	12/31/14	12/31/13	12/31/12
Revenues	$1,250,292	$1,089,374	$1,205,263
Net comprehensive loss	$(4,162,031)	$(2,410,116)	$(2,926,210)
Net comprehensive loss per share (1)	$(0.54)	$(0.39)	$(0.52)
Weighted average no. shares (1)	7,559,407	6,324,175	5,637,690
Stockholders’ equity (deficit)	$2,888,902	$(3,315,243)	$(1,457,650)
Total assets	$3,813,743	$2,115,250	$2,561,161
Total liabilities	$924,841	$5,430,492	$4,018,810
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(1) Adjusted to reflect a one-for-150 reverse stock split, which became effective January 15, 2013.

The following selected data contains statement of operations data and balance sheet for the three months ended June 30, 2015 and June 30, 2014. The statement of operations data and balance sheet data were derived from the financial statements for the periods. Such financial data should be read in conjunction with the unaudited financial statements and the notes to the financial statements for said periods and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of	As of
	June 30,	June 30,
	2015	2014
Balance Sheet Data:
Assets	$2,755,089	$4,792,678
Liabilities	$791,597	$3,305,889
Total Stockholders’ Equity	$1,963,492	$1,486,789
Statement of Operations Data
Revenue	$286,018	$298,540
Operating Expenses	$710,130	$966,381
Net Comprehensive Loss	$(401,191)	$(1,272,480)
Basis and Diluted Loss Per Share (1)	$(0.04)	$(0.12)
Weighted Average Number of Shares Outstanding (1)	10,819,691	10,570,609
____________________

(1) Adjusted to reflect a one-for-150 reverse stock split which became effective January 15, 2013.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Financials

We do not have a significant operating history and have not achieved profitable operations. If we are unable to achieve profitable operations, you may lose your entire investment.

We have incurred losses since our inception, including a net loss of $4,049,712 for the year ended December 31, 2014 and a net comprehensive loss of $401,191 for the three months ended June 30, 2015 and we expect to incur additional losses, including additional development and marketing costs, costs related to clinical studies and manufacturing expenses. We have incurred negative cash flows from operations since inception. As of June 30, 2015 we had a accumulated deficit of $22,309,012 and cash and cash equivalents balance of $1,010,718. Since we have no record of profitable operations, there is high a possibility that you may suffer a complete loss of your investment.

The absence of significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of profitable operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our products and revenues can fluctuate due the timing impact of larger orders. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We were formed on June 17, 2005, Vycor Medical’s products were only fully launched at the beginning of 2010 and NovaVision’s therapies were re-launched after acquisition in early 2011 but were not being aggressively marketed until the recent completion of the NovaVision development programs; we are therefore currently in the relatively early stages of marketing our products and therapies. There can be no assurance at this time that we will ever operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	competition;
●	need for acceptance of products and therapies — there can be no assured market for our products and therapies and there is no guarantee of orders or of surgeon, physician or patient acceptance;

●	ability to continue to develop and extend brand identity;
●	ability to anticipate and adapt to a competitive market;
●	ability to effectively manage rapidly expanding operations;
●	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
●	dependence upon key personnel to market and sell our products and the loss of one of our key managers may adversely affect the marketing of our products.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

Our revenue is dependent upon acceptance of our products and therapies by the market. The failure of such acceptance will cause us to curtail or cease operations.

Our revenue comes from the sale of our products and therapies. As a result, we will continue to incur operating losses until such time as sales of our products and therapies reach a mature level and we are able to generate sufficient revenue from the sale of our products and therapies to meet our operating expenses. There can be no assurance that customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for our products and therapies. In the event that we are not able to significantly increase the number of customers that purchase our products and therapies, or if we are unable to charge the necessary prices, our financial condition and results of operations will be materially and adversely affected.

We may have a continuing need to raise substantial additional funds to continue bring products to market and operate.

Our current funds may not be sufficient to bring the Company to a cash flow positive position and implement our strategic development plan. We may also require additional funding to develop new products. As a result, we may require additional funds in order to continue our operations after we exhaust our available funding. There is no assurance that additional funds will be available for the Company to finance its operations on acceptable terms, or at all. If adequate funds are not available, the Company may have to delay development or commercialization of products or technologies that the Company would otherwise seek to commercialize, or reduce or cease operations.

The majority of the non-cash assets on our balance sheet comprise assets that are subject to annual accounting impairment review and therefore may be subject to write-downs which will affect both the balance sheet and net profit or loss.

The non-cash assets on our balance sheet include patents, software, and trademarks which are reviewed for impairment by the Company annually in accordance with the authoritative guidance. Impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. We will review these assets as part of the preparation of the financial statements for 2015 and subsequent years and, if an impairment exists, would be required to recognize an impairment to some or all of these assets which would increase the losses for the year and reduce the value of the assets on the balance sheet.

Risks Related to Our Business

Our existing products and therapies may not be accepted in the marketplace.

Uncertainty exists as to whether our products and therapies will be fully accepted by the market without additional clinical evaluations and more widespread doctor acceptance. A number of factors may limit the market acceptance of our products and therapies, including the availability of alternative products and therapies and the price of our products and therapies relative to alternative products and therapies.

There is a risk that surgeons will be encouraged to continue to use multiple-use devices, such as standard blade retractors, instead of our single use devices. Our VBAS device is designed to be used only once and then discarded. Vycor Medical’s competitors market multiple use devices such as metal blade retractors. The multiple use devices are significantly less expensive on a per use basis than our single use devices. We are assuming that, notwithstanding the difference in price, surgeons will elect to use our devices because of their perception that our devices will permit safer and less invasive surgery. However, hospitals, medical insurance providers, health maintenance organizations and others approving surgical costs may decide that the cost outweighs the benefit. In addition, surgeons may opt to use other devices. While Vycor Medical intends to continue to build clinical and other scientific data demonstrating the cost benefit of VBAS over other methodologies, this data may not be conclusive or may be viewed as insufficient by hospitals or physicians.

In the US, NovaVision’s therapies require physician prescriptions, and physicians may not be persuaded by the effectiveness of our therapies to prescribe them to their patients, given the price compared to the physician perception of the therapy benefit. Whilst NovaVision intends to continue to implement strategies to increase awareness of its therapies, and their benefits, and has recently significantly reduced their cost to patients, there is no assurance that this strategy will be successful, particularly in that the target audience (for both physicians and patients) is very large and diverse and the patient audience tends to be both medically and financially challenged, requiring multiple methods and routes to access it. The marketing expenditures required to achieve the level of awareness may also be too high for the Company to address successfully. NovaVision’s VRT therapy usually takes 6 months to complete, requiring patients to carry out the therapy twice a day (for an hour total), 6 days a week. Patients have to be persuaded that this level of intense therapy is justified for the anticipated benefit, but there is no assurance that sufficient numbers of patients will be convinced to enable a successful market to develop for the therapy.

Some of our competitors are more established and better capitalized than we are and we may be unable to establish market share.

Some of our competitors are well known, more established and better capitalized than we are. As such, they may have at their disposal greater marketing strength and economies of scale and, as they may have additional products which they sell to the same customers, have greater presence with these customer. They may also have more resources to expend on research and development to create more innovative products in competition with ours. Competition will also likely increase as or when the clinical and cost benefits of the Company’s products and therapies are established and proven. Accordingly, we may not be successful in competing with them for market share.

Sales may not produce profits.

We may be forced to sell our products and therapies at a lower price than anticipated due to a variety of reasons, including without limitation selling prices of comparable products by our competitors and budget or financial constraints of our customers. Further, we may sell fewer products or therapies than anticipated, and the costs associated with each unit, including costs of manufacturing, delivery and commissions, may be greater than anticipated. As a result, there is a risk that costs associated with the sales of our products and therapies may be greater than we anticipated and that sales may fail to yield profitability. While management believes that for NovaVision, cost to patient is a key decision factor, there is no assurance that the recently lowered cost will automatically lead to more widespread adoption and the barriers may well be something not currently identified by management.

International sales of our VBAS product tend to be more ‘lumpy’ in nature and less predictable. In addition, Vycor Medical’s realized sales price for international sales tends to be lower than in the US. This is because Vycor Medical always partners with a distributor in international markets who will take on the marketing and distribution costs in return for a lower transfer price; in addition, end market pricing in some international markets is lower than in the US. International sales are, however, a key component of Vycor Medical’s growth strategy and the profitability of these sales may not reach acceptable levels. Furthermore Vycor Medical may not be able to attract suitable distribution partners in all the markets it wishes to sell into.

We might incur substantial expense to develop products that, once commercialized, are never sufficiently successful.

Our growth strategy requires the successful development and launch of new products for Vycor Medical and new therapies for NovaVision. Although management will take every precaution to ensure that such expenditure is only on new products and therapies with a high likelihood of achieving commercial success, there can be no assurance that this will be the case. The causes for failure of new products and therapies once commercialized are numerous, including:

●	market demand for the product or therapy proves to be smaller than market research suggested;
●	competitive products or therapies with superior performance either on the market or commercialized at the same time or soon after;
●	product or therapy development turns out to be more costly than anticipated or takes longer;
●	product or therapy requires significant adjustment post commercialization, or multiple additional sizes, rendering the project uneconomic or extending considerably the likely investment return period;
●	additional regulatory requirements which extend the time to launch and increase the overall costs of the development;
●	patent conflicts or unenforceable intellectual property rights;
●	neurosurgeons and other physicians may be unwilling to adapt to new products and therapies, which will slow new product adoption;
●	new products and therapies will be dependent, to a greater or lesser extent, on the successful outcomes of clinical studies. These may cost more, take longer to complete, the outcomes maybe inconclusive, and it may be difficult to achieve publication in an important journal; and

●	other factors that could make the product uneconomical.

We might incur substantial expense to develop products that are never successfully developed and commercialized.

We have incurred and expect to continue to incur research and development and other expenses in developing new medical devices and therapies. The potential products and therapies to which we devote resources might never be successfully developed or fully commercialized by us for numerous reasons, including:

●	inability to develop products and therapies that address our customers’ needs;
●	competitive products with superior performance;
●	additional regulatory requirements which render the development uneconomic or prevent our ability to gain regulatory approval;
●	patent conflicts or unenforceable intellectual property rights;
●	demand for the particular product; and
●	other factors that could make the product uneconomical.

Incurring significant expenses for a potential product or therapy that is not successfully developed and/or commercialized could have a material adverse effect on our business, financial condition, prospects and share price.

We may not be able to successfully expand our business through acquisitions.

We review corporate and product line acquisition candidates as a part of our growth strategy. If we decided to undertake an acquisition, we may not be able to successfully integrate it in order to realize the full benefit of such acquisition. Factors which may affect our ability to grow successfully through acquisitions include:

●	inability to identify suitable targets given the relatively narrow scope of our business;

●	inability to obtain acquisition or additional working capital financing due to our financial condition and recent performance;

●	difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;

●	diversion of management’s attention from current operations;

●	the possibility that we may be adversely affected by risk factors facing the acquired companies;

●	acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to the percentage of ownership of our existing shareholders;

●	potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and

●	loss of key employees of the acquired companies.

We cannot be certain that we will obtain patents for our devices and technology or that such patents will protect us from competitors.

We believe that our success and competitive position will depend in part on our ability to obtain and maintain patents for our devices, which is both costly and time consuming. We have 44 issued patents covering both NovaVision, Sight Science and Vycor Medical. We still are in the process of prosecuting 13 others. Patent Offices typically requires 12-24 months or more to process a patent application. There can be no assurance that the remainder of our patent applications will be approved. However we have not waited for the approval of the patent applications before launching sales of our devices and therapies. There can be no assurance regarding how long it will take the U.S. Patent and Trademark Office to decide whether to approve our patent applications or how long it will take foreign patent offices to grant us patents. There can be no assurance that any patent issued or licensed to us will provide us with protection against competitive products and therapies, protect us against changes in industry trends which we have not anticipated or otherwise protect our commercial viability, or that challenges will not be instituted against the validity or enforceability of any of our patents or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and enforce it against infringement can be substantial and we do not have patent insurance. Even issued patents may later be modified or revoked by the Patent and Trademark Office or in legal proceedings. Patent applications in the United States are maintained in secrecy until the patent issues and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or the first to file patent applications on such inventions.

Vycor Medical is dependent on sub-contractors to manufacture our products.

Vycor Medical is dependent on sub-contract manufacturers to provide a full range of engineering, contract manufacturing and logistical support to manufacture our products. We are dependent upon their manufacture of our products in accordance with our specifications and delivering them on a timely basis.

We are in the process of migrating the manufacture of our products, in different phases, to new contract manufacturers. Vycor Medical holds sufficient inventory for its foreseeable needs and the migration is in-process with identified, qualified contract manufacturers. We can offer no assurances that we will be successful in migrating successfully to an alternate manufacturer and negotiating acceptable terms with them on a timely basis without impact on our future manufacturing and delivery schedule, which may result in delayed or lost revenues.

Sub-contract manufacturers are subject to regulatory requirements and certifications. Loss of such certification would affect our ability to deliver products.

Vycor Medical’s relatively low volumes limit the ability to lower manufacturing costs.

Although the gross margins for Vycor Medical’s products are acceptable, manufacturing costs are volume-dependent. As the VBAS range comprises 12 different sizes, costs will only reduce further once volumes for each of the 12 sizes increase. Sub-contract manufacturers have the right to pass on raw material increases which are outside of our control and may further negatively impact margins.

We will need additional distribution and marketing partners to help us market our products.

At this time, we have a small number of sales and marketing personnel and limited distribution and marketing channels that we will need to expand in the future. Vycor Medical has contracted with independent medical device distributors and representatives that collectively have field salespeople who call on neurosurgery departments both in the US and internationally. To implement our growth plan we need to expand the US and international scope of our sales and distribution. Given the relatively small size of our company and the fact that our products and therapies are new with currently limited sales, there is no assurance that we will be able to attract successful distributors to contract with us. There is also no assurance that the contracted distributors or potential new distributors will be successful in promoting and selling our products and therapies.

In addition, monitoring international distributors and interfacing with potential international customers and other partners is made harder given the size of our company.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with a limited number of employees. We expect to experience a period of expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate new managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

The loss of our key personnel could adversely affect our business. We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our success depends to a significant extent upon the efforts of our senior management team and other key personnel. The loss of the services of such personnel could adversely affect our business and our ability to implement our growth plan. We cannot assure you that the services of the members of our management team will continue to be available to us, or that we will be able to find a suitable replacement for any of them. We do not have key man insurance on any members of our management team. If any member of our management team were to die and we are unable to replace either or both of them for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

Also, because of the nature of our business, our success is dependent upon our ability to attract, train, manage and retain sales, marketing and other qualified personnel. There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to implement our strategy to grow our business and compete effectively in our industry.

Even though our current products and therapies are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products or therapies, these products or therapies could be subject to restrictions or withdrawal from the market.

Any product or therapy which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product or therapy, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. In particular we and our suppliers are required to comply with the Quality System Regulation, or QSR, for the manufacture of our products and delivery of our therapies which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product or therapy for which we obtain marketing approval. The FDA enforces the GMP and QSR through unannounced inspections. We and our third party manufacturers and suppliers will have to successfully complete such inspections. Failure by us or one of our suppliers, with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following enforcement actions:

●	warning letters or untitled letters;

●	fines and civil penalties;

●	unanticipated expenditures;

●	withdrawal or suspension of approval by the FDA or other regulatory bodies;

●	product recall or seizure;

●	orders for physician notification or device repair, replacement or refund;

●	interruption of production;

●	operating restrictions;

●	injunctions; and

●	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product or therapy sales and profitability to suffer, and such sales may take a long time to recover from such action, if at all. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements.

If the FDA determines that our promotional materials, training or other activities constitutes promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Moreover, any modification to a device that has received FDA approval that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new approval from the FDA. If the FDA disagrees with any determination by us that new approval is not required, we may be required to cease marketing or to recall the modified product until we obtain approval. In addition, we could also be subject to significant regulatory fines or penalties.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or efficacy of our products, and we will be required to report adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR or GMP, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

Further, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts our operations.

In Europe, the relevant European authorities could hold imports from us and remove CE marking for violating their rules and regulations. We could get a warning from a European Competent Authority or its Notified Body and we would be obligated to fix the problem and follow up with either the Notified Body or Competent Authorities.

Similarly, in other international markets for which Vycor Medical’s currently have full or partial regulatory approval (Australia, Canada, China, Japan, Korea and Russia) or where it is currently seeking approval (Brazil, India, Taiwan and Vietnam), the relevant regulatory body could place a hold on imports from us and could revoke any licenses held for violations of its rules and regulations. The relevant regulatory body could issue a warning the first time around and we would be obligated to fix the problem and follow up, or regulations could change invalidating our approvals.

Because product liability is inherent in the medical devices industry and insurance is expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential product liability risks, which are inherent in the manufacturing, marketing and sale of medical devices. While we will take precautions we deem to be appropriate to avoid product liability suits against us, there can be no assurance that we will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive. While we have product liability coverage for our Vycor Medical devices, and product liability and professional indemnity insurance for our NovaVision and Sight Science therapies, there can be no assurance that we will be able to continue to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue marketing our products.

The other insurances we have are Directors and Officers Liability Insurance and certain commercial liability and personal property insurances at present. We may have exposure in the event of loss or damage to our properties.

We have not established any reserve funds for potential warranty claims. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Because the healthcare industry is subject to changing policies and procedures, we may find it difficult to continue to compete in an uncertain environment.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use our devices. This could substantially impair our ability to successfully marker our products, which would have a material adverse effect on our performance.

The market success of our products and therapies may be dependent in part upon third-party reimbursement policies that are often subject to change.

Our ability to successfully penetrate the market for our products and therapies may to some extent depend on the availability of reimbursement to individuals for rehabilitation therapies and to hospitals for neurosurgical procedures from third-party payers, such as governmental programs, private insurance and private health plans. There is no guarantee that this will not change in the future or that applicable levels of reimbursement to individuals and hospitals, if any, will be high enough to allow us to charge a reasonable profit margin. Vycor Medical’s products are not specifically reimbursed by third party payers, they are part of the overall procedure cost and therefore some hospitals may view this as an increase in cost. If levels of reimbursement are decreased in the future, the demand for our products could diminish or our ability to sell our products on a profitable basis could be adversely affected. NovaVision’s therapies are not generally reimbursed by third party payers, although this is sometimes available to patients on a case-by-case basis.

We may be affected by health care reform.

In March 2010, the United States Congress enacted health care reform legislation intended over time to expand health insurance coverage and impose health industry cost containment measures. Included on these measures is a tax on medical devices. This legislation may impact the sales of our medical devices and therapies. In addition, the U.S. Congress, various state legislatures and European and Asian governments may consider various additional types of health care reform in order to control growing health care costs. The long-term impact of these changes on the Company’s business remains uncertain and we are unable to predict what legislative proposals will be adopted in the future, if any.

Risks Related to Share Ownership

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Fountainhead Capital Management Limited (“Fountainhead”) owns over 40% of our common stock and may be able to influence the outcome of stockholder votes and their interests may differ from other stockholders.

As of September 1, 2015, Fountainhead beneficially owned, in the aggregate, approximately 40.4% of our Common Stock and Fountainhead and related parties owned 95.4% of our Series D Preferred Stock, convertible into 1,119,573 shares of Common Stock. As a result of this ownership concentration, they may be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. Their interests may differ from other stockholders. Two of the Company’s members of management and the board of directors (David Cantor and Peter Zachariou) serve as investment managers of Fountainhead and one of the Company’s members of management and board of directors (Adrian Liddell) serves as an advisor to Fountainhead. In addition, Fountainhead receives consulting fees for its strategic advisory services to the Company.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our common shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $1.06 to a high of $3.90 since January 1, 2013 Many factors could have a significant impact on the future price of our common shares, including:

●	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;
●	our failure to successfully implement our business objectives and strategic growth plans;
●	compliance with ongoing regulatory requirements;
●	market acceptance of our products;
●	changes in government regulations;
●	general economic conditions and other external factors;
●	actual or anticipated fluctuations in our quarterly financial and operating results; and
●	the degree of trading liquidity in our common shares.

The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 25,000,000 shares of Common Stock, $0.0001 par value per share, of which, as of September 1, 2015 10,852,701 shares of Common Stock were issued and outstanding. These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our Common Stock.

Further, our Certificate of Incorporation authorizes 10,000,000 shares of preferred stock, $0.0001 par value per share of which as of September 1, 2015 one (1) share of Series C Preferred Stock and 252,336 shares of Series D Preferred Stock were issued and outstanding. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof. Accordingly, the board of directors may issue preferred stock that may convert into large numbers of shares of Common Stock and consequently lead to further dilution of other shareholders.

Our Common Stock could be further diluted as the result of the issuance of convertible securities, warrants or options.

In the past, we have issued convertible securities (such as convertible debentures and notes), warrants and options in order to raise money or as compensation for services and incentive compensation for our employees and directors. As of September 1, 2015, the Company has outstanding warrants and options to purchase approximately 6.0 million shares of Company Common Stock. We have shares of Common Stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of these convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our Common Stock), or could obligate us to issue additional shares of Common Stock to certain of our stockholders. All of these actions could serve to dilute the interests of the holders of our Common Stock.

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Common Stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person's account for transactions in penny stocks; and
●	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and
●

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares, and a sale of your holding may take a considerable amount of time.

The shares of our Common Stock are thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholders without our involvement. It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon exercise of certain Warrants issued by the Company. Accordingly, there will be no dilution to our existing shareholders from these sales, other than from the exercise of the Warrants.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of Company common stock owned and issuable on the exercise of warrants beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares which are issuable on the exercise of warrants beneficially owned by each selling stockholder which is being offered by this prospectus and the number of shares which are issuable on the exercise of warrants beneficially owned which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

			Shares of
			Common
	Shares of		Stock	Percentage of
	Common Stock	Shares of Common	Owned	Common Stock
	Owned Prior to	Stock	After the	Owned After
Name (1)	the Offering (2)	to be Sold (3)	Offering	This Offering
Abrams, Dennis IRA/ RBC Capital Markets Corp. F.B.O.	22,224	22,224	0	0.00%
Altieri, Francis IRA/ RBC Capital Markets Corp. F.B.O	10,000	10,000	0	0.00%
Bagley, Jr. Theodore	11,112	11,112	0	0.00%
Behar, Michael Roth IRA / RBC Capital Markets Corp. F.B.O.	55,000	55,000	0	0.00%
Bob Bridges	13,890	13,890	0	0.00%
Dell'Aera, Mario	178,890	178,890	0	0.00%
Herbranson, Dale E.	11,112	11,112	0	0.00%
Jenkins, Steven IRA / RBC Capital Markets Corp. LLC Cust	33,336	33,336	0	0.00%
Mathias, William	13,890	13,890	0	0.00%
McLoughlin, Mick	111,112	111,112	0	0.00%
Moroney, Robert and Carole R. JTTEN	13,890	13,890	0	0.00%
Pileggi, Kenneth W. IRA / RBC Capital Markets Corp. FBO	8,000	8,000	0	0.00%
Scott, Duncan	16,668	16,668	0	0.00%
Timothy H. Shear DEC of Trust DTD 1/6/1994	8,334	8,334	0	0.00%
Skutt, Glenn Richard & Lesley Howard JTTEN	27,780	27,780	0	0.00%
Takada, Hideo	100,000	100,000	0	0.00%
Teicher, Howard	4,168	4,168	0	0.00%
Abbott, Dennis IRA / RBC Capital Markets Corp. FBO	13,890	13,890	0	0.00%
Wallitt, Steve	16,668	16,668	0	0.00%

Giordano, Nicholas	33,334	33,334	0	0.00%
Abrams, Mark	138,890	138,890	0	0.00%
Richards, Donald J.	50,000	50,000	0	0.00%
Iacobello, Paul & Gina	11,112	11,112	0	0.00%
Fountainhead Capital Partners Limited	794,280	794,280	0	0.00%
Steven R. Antico	13,890	13,890	0	0.00%
Alan Antokal	55,556	55,556	0	0.00%
The Apregan Family Trust DTD 2/11/98	27,778	27,778	0	0.00%
Peter Backus	100,002	100,002	0	0.00%
Michael G. Cadwell	41,668	41,668	0	0.00%
Richard A. Cloyd	60,000	60,000	0	0.00%
Jason Cohen	83,334	83,334	0	0.00%
Chad Critchley	27,778	27,778	0	0.00%
Scott Cunningham	16,668	16,668	0	0.00%
Duncan Scott	27,778	27,778	0	0.00%
Donald P. Favre	27,778	27,778	0	0.00%
RBC Capital Markets Corp. FBO Susan A Izard IRA	13,890	13,890	0	0.00%
Alistair Eric Maccallum Laband	55,556	55,556	0	0.00%
Steven L. Lew	3,890	3,890	0	0.00%
James P. Little	22,224	22,224	0	0.00%
Raylan Loggins	16,668	16,668	0	0.00%
Michael Lutze	70,000	70,000	0	0.00%
Ulrich Otto	41,668	41,668	0	0.00%
David Rush	111,112	111,112	0	0.00%
William C. Slater	5,556	5,556	0	0.00%
Timothy Shear Dec of Trust DTD 1/6/1974	14,000	14,000	0	0.00%
Salman Wakil	50,000	50,000	0	0.00%
Orville A. White	55,556	55,556	0	0.00%
Chris Hayden	22,224	22,224	0	0.00%
Hugo Were	83,334	83,334	0	0.00%
Stephan Forstmann	11,112	11,112	0	0.00%

Altshuler, Howard	13,890	13,890	0	0.00%
RBC Capital Markets LLC FBO Michael A Boulus IRA	27,778	27,778	0	0.00%
Brickley, Robert J.	8,334	8,334	0	0.00%
DiBenedetto, Robert D.	5,556	5,556	0	0.00%
Fogle, Richard	13,890	13,890	0	0.00%
Kaspar, Mark	27,778	27,778	0	0.00%
MacKenzie, Kevin M.	27,778	27,778	0	0.00%
Nesland, Brett	15,000	15,000	0	0.00%
Rey 1998 Family Trust	55,556	55,556	0	0.00%
Sweeney, David	2,800	2,800	0	0.00%
Trafford, John	41,668	41,668	0	0.00%
Ufheil, David A.	27,778	27,778	0	0.00%
Simon, Michael & Mary	11,112	11,112	0	0.00%
Boltz, Willliam	41,668	41,668	0	0.00%
Sedberry, Erica Pitman	41,668	41,668	0	0.00%
Apgar, Christopher	41,668	41,668	0	0.00%
Shankara, Srinivas	11,112	11,112	0	0.00%
Scheuer, Ricardon & Silvia Suarez	75,000	75,000	0	0.00%
Barba, Randolph	27,778	27,778	0	0.00%
Bell, Stephen	8,500	8,500	0	0.00%
Cranshire Capital Master Fund LTD	41,668	41,668	0	0.00%
Intracoastal Capital, LLC	13,888	13,888	0	0.00%
Fisher, Patricia	5,556	5,556	0	0.00%
Gissler, Donald	27,778	27,228	0	0.00%
RBC Capital Markets LLC FBO Gregory J Carter IRA	27,778	27,228	0	0.00%
Hoffman, Michael L.	13,890	13,890	0	0.00%
Kayman, Rob	27,778	27,228	0	0.00%
King, David	6,668	6,668	0	0.00%
Koncsics, Tom	55,556	55,556	0	0.00%
Kytomaa, Harri	5,556	5,556	0	0.00%
RBC Capital Markets LLC Linda Friedman Roth IRA	2,778	2,778	0	0.00%

Prayaga, Sankar and Prayaga Gayathri JTTEN	3,000	3,000	0	0.00%
Todd Channell Trust	55,556	55,556	0	0.00%
Richard Hoffman	12,500	12,500	0	0.00%
Hugh Campbell	5,556	5,556	0	0.00%
Fraser Campbell	5,556	5,556	0	0.00%
Boris and Alexandra Smirnoff	55,556	55,556	0	0.00%
Nadejda Kassatkina	55,556	55,556	0	0.00%
Irina Pavlova	27,778	27,778	0	0.00%
Apex Technology Ventures, LLC	27,778	27,778	0	0.00%
Robert S. Prag	44,446	44,446	0	0.00%
JSL Kids Partners	72,224	72,224	0	0.00%
Thomas Varga TTEE Prag Children’s Trust FBO Andrew Prag	15,278	15,278	0	0.00%
Thomas Varga TTEE Prag Children’s Trust FBO Robert Prag Jr.	15,278	15,278	0	0.00%
RBC Capital Markets LLC FBO Jane Ellis	55,556	55,556	0	0.00%
Guri Dauti	27,778	27,778	0	0.00%
Total	3,991,202	3,991,202	-	-

(1)	All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of September 1, 2015, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Represents shares of common stock issuable upon exercise of Series A and Series B Warrants.

(3)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, and in compliance with applicable laws and regulations, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board. As of September 1, 2015, there were 10,852,701 shares of common stock and one (1) share of Series C Preferred Stock and 252,336 shares of Series D Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Between January 2 and April 25, 2014, the Company completed the sale of $5,000,000 in Units comprising Common Stock and Warrants (the “Units”) to accredited investors (the “Investors”) in a private placement (the “Placement”). Each Unit was priced at $1.80 and comprised one share of Company Common Stock (the “Shares”), a series A warrant (the “Series A Warrants”) to purchase 0.5 shares of common stock and a series B warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase 0.5 shares of common stock (the “Units”). Each Investor received (i) 3-year detachable Series A Warrants to purchase a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor and (ii) 3-year detachable Series B Warrants to purchase a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor. The Series A Warrants have an exercise price per share of $2.05 (subject to adjustment as provided therein). The Series B Warrants have an exercise price per share of $3.08. The Warrants are subject to adjustment for stock splits, stock dividends or recapitalizations. In the aggregate, the Company issued 2,777,808 shares of Common Stock, Series A Warrants to purchase an aggregate of 1,388,919 shares of Common Stock and Series B Warrants to purchase an aggregate of 1,388,919 shares of Common Stock.

Fountainhead Capital Management Limited (“Fountainhead”), the Company’s largest shareholder with approximately 49% of the Common Stock following the Offering, additionally converted a total of $1,426,542 of accrued consulting fees into an investment in Units under the Placement, comprising 792,523 shares of Common Stock, Series A Warrants to purchase 396,262 shares of Common Stock and Series B Warrants to purchase 396,262 shares of Common Stock.

Based on the subscription terms applicable to the holders of the Company’s previously-issued Series C Convertible Preferred Stock, such holders were given the option of exchanging their investment in such unconverted Series C Convertible Preferred Stock and the related warrants into the securities which are the subject of the Placement, based on the amount of their investment in the Series C Convertible Preferred Stock and the related warrants. On February 24, 2014, the holders of 15.15 shares of Series C Convertible Preferred Stock (representing an aggregate investment of $757,700) exchanged their Series C Convertible Preferred Stock and related warrants for an aggregate of 420,838 shares of Common Stock, Series A Warrants to purchase an aggregate of 210,420 shares of Common Stock and Series B Warrants to purchase an aggregate of 210,420 shares of Common Stock.

Under the terms of the Placement Agent agreement with Garden State Securities, Inc., the Company issued an aggregate of 402,030 Placement Agent Warrants, on almost identical terms to the Series A Warrants.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

●	Restricting dividends on the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; or
●	delaying or preventing a change in control without further action by the stockholders.

Series C Convertible Preferred Stock

At this time, there is one (1) share of Series C Convertible Preferred Stock issued and outstanding. Each share of Series C Preferred Convertible Stock is convertible (at the Holder’s option or mandatorily upon the occurrence of certain events) into 14,815 shares of the Company’s Common Stock (at $3.75 per share).

Series D Convertible Preferred Stock

At this time, there are 252,336 shares of Series D Convertible Preferred Stock (“Series D”) issued and outstanding. Series D shares that are convertible into Company Common Shares at a price of $2.15. The Series D carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. On the second (2nd) anniversary of the date of issuance of the Series D, the dividend rate is increased to 12% per annum. The Company is able to redeem the Series D at par at any time, at its sole option.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Beginning on July 20, 2009, our Common Stock was quoted on the OTC Bulletin Board (now the OTCQB) under the symbol “VYCO”.

The following table shows the high and low prices of our common shares on the OTC Bulletin Board (now the OTCQB) for each quarter for fiscal years 2013 and 2014 and the first two quarters of 2015. The following quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2013-March 31, 2013	$2.10	$1.14

April 1, 2013-June 30, 2013	$2.95	$2.00

July 1, 2013-September 30, 2013	$2.69	$1.80

October 1, 2013-December 31, 2013	$2.70	$1.90

January 1, 2014-March 31, 2014	$3.06	$1.76

April 1, 2014-June 30, 2014	$2.80	$1.80

July 1, 2014-September 30, 2014	$3.12	$2.06

October 1, 2014-December 31, 2014	$2.37	$1.46

January 1, 2015-March 31, 2015	$2.12	$1.26

April 1, 2015-June 30, 2015	$1.91	$1.20

July 1, 2015-September 1, 2015	$1.06	$1.70

All stock prices are adjusted for a one for 150 reverse stock split which became effective January 15, 2013.

The market price of our common stock, like that of other technology companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of September 1, 2015, there were approximately 139 record holders of our common stock and there were 10,852,701 shares of our common stock issued and outstanding. Please see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for information related to the holdings of certain beneficial owners and management of the Company.

Transfer Agent and Registrar

Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209, tel. (303) 282-4800.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
●

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
●	contains a toll-free telephone number for inquiries on disciplinary actions;
●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;
●	the compensation of the broker-dealer and its salesperson in the transaction;
●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

Stock Option Plan

The Company adopted the Vycor Medical, Inc Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis. As of September 1, 2015, there were options to purchase 25,557 outstanding at an average exercise price of $5.97 per share.

Stock appreciation rights may be granted either on a stand-alone basis or in conjunction with all or part of any other stock options granted under the plan. As of September 1, 2015 there were no awards of any stock appreciation rights.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

INTEREST OF NAMED EXPERT AND COUNSEL

The Law Offices of Robert L. B. Diener, 41 Ulua Place, Haiku, HI 96708 was retained for the purpose of preparing this Post-Effective Amendment No. 2 to the registration statement on Form S-1, rendering the legal opinion attached as an exhibit relative to the validity of the common stock to be issued pursuant to this Registration Statement and for an opinion letter to the auditor which was required to complete the audit enclosed herein. As payment for said service, the Law Office of Robert L. B. Diener was paid a total of $2,500. The Law Offices of Robert L. B. Diener is not receiving any contingent interest, fee or shares in the Company.

The Law Office of Robert L. B. Diener may be retained for additional legal services in the future at fees to be agreed upon.

The financial statements of Vycor Medical, Inc., as provided herein, have been audited by an independent registered public accounting firm. The audit firm that has provided the audited financials is Paritz & Co., P.A., 15 Warren St., Hackensack NJ 07601. Paritz & Co., P.A. is not receiving any contingent interest, fee or shares in the Company.

INFORMATION WITH RESPECT TO THE REGISTRANT

ORGANIZATIONAL HISTORY

The Company was formed as a limited liability company under the laws of the State of New York on June 17, 2005 as “Vycor Medical LLC”. On August 14, 2007, we converted into a Delaware corporation and changed our name to “Vycor Medical, Inc.”. The Company’s listing went effective on February 2009 and on November 29, 2010 Vycor completed the acquisition of substantially all of the assets of NovaVision, Inc. (“NovaVision”) and on January 4, 2012 Vycor, through its wholly-owned NovaVision subsidiary, completed the acquisition of all the shares of Sight Science Limited (“Sight Science”), a previous competitor to NovaVision.

BUSINESS OVERVIEW

Vycor is dedicated to providing the medical community with innovative and superior surgical and therapeutic solutions and operates two distinct business units within the medical industry. Vycor Medical designs, develops and markets medical devices for use in neurosurgery. NovaVision provides non-invasive rehabilitation therapies for those who have vision disorders resulting neurological brain damage such as that caused by a stroke..

Both businesses adopt a minimally or non-invasive approach. Both technologies have strong sales growth potential, address large potential markets and have the requisite regulatory approvals. The Company has 44 issued or allowed patents and a further 13 pending. The Company leverages joint resources across the divisions to operate in a cost-efficient manner.

In addition to our existing products and products in development we actively seek acquisition, joint venture and in-licensing opportunities in the medical device field which we believe are complementary, can benefit from our existing infrastructure and will add shareholder value.

Vycor Medical

Introduction

Vycor Medical designs, develops and markets medical devices for use in neurosurgery. Vycor Medical’s ViewSite Brain Access System (“VBAS”) is a next generation retraction and access system that was fully commercialized in early 2010 and is the first significant technological change to brain tissue retraction in over 50 years in contrast to significant development in most other neuro-surgical technologies. Vycor Medical is ISO 13485:2003 compliant, and VBAS has U.S. FDA 510(k) clearance and CE Marking for Europe (Class III) for brain and spine surgeries, full regulatory approvals in Australia, Brazil, Canada, China, Korea and Japan and is seeking or has partial regulatory approvals in India, Russia, Taiwan and Vietnam.

Vycor Medical’s Products

VBAS

To access a surgical site in the brain, a surgeon usually needs to remove part of the skull (craniotomy) and then make an entry incision in the outer protective brain tissue (corticotomy); the soft brain tissue is then parted (retracted) to access the targeted site. The current standard of care, the blade retractor, utilizes a metal blade retractor to pull the tissue apart; to maintain the opening the blades are attached to a head frame and parting tension is applied to the tissue. In a typical procedure 2 or more blades are used.

Many clinical studies have shown that retractors can cause excessive pressure on brain tissues, resulting in damage and a prolonged patient recovery. The incidence of contusions (tissue injuries) or infarctions (blockage of blood supply) from brain retraction is as great as 5-10%.

Vycor’s VBAS is a significant improvement over current technologies for accessing regions within the brain. A disposable product that can be used with microscopic, endoscopic and neuro-navigation systems (IGS), the VBAS includes an introducer and working channel. Available in multiple sizes, the current series consists of 12 disposable products, offered in four different port (working channel) diameters of 12mm, 17mm, 21mm, and 28 mm and a choice of three lengths: 3cm, 5cm, and 7cm. The surgeon makes a smaller corticotomy, inserts the clear, elliptical-shaped VBAS introducer through the brain tissue, removes the introducer and is left with a clear hollow working channel to provide access to the precise location desired for surgery.

VBAS’ clinical advantages are supported by a number of leading peer-reviewed articles (see Peer Review and Other Clinical Studies). Clinical benefits cited include: minimally invasive shape and less invasive procedure; resultant reduction of pressure on the brain; improved visual field; improved working channel; and more accurate target access. Management also believes, from anecdotal surgeon feedback, that although a disposable product VBAS offers potential cost savings from shorter operating theater time and reduced post-operative recovery time.

The Market For Vycor Medical’s VBAS Product

VBAS is used for craniotomy procedures. Based on statistics from the American Association of Neurological Surgeons (AANS), management estimates 700,000 such procedures were performed in the US in 2012. Of this, management believe approximately 200,000 (28 percent) are addressable by the VBAS range currently, with another 125,000 (total of 325,000 or 46 percent) addressable by an expanded future range. Management estimates, for the global market, there exists a current addressable market of approximately 1,000,000 procedures with another 600,000 addressable by an expanded VBAS range.

Competition

The VBAS device is both a brain access system and a retractor and is therefore unique with no direct competitors. Competitive manufacturers of brain retractors include Cardinal Health (V. Mueller line), Aesculap, Integra Life Science and Codman (Division of Johnson & Johnson). Nico Corporation has a brain access device specifically designed to work with its Myriad resection and suction product.

Sales and Marketing

Domestic

According to the American Board of Neurological Surgery (ABNS), there are approximately 3,500 neurosurgeons in the US, providing a well-defined target audience. Vycor Medical’s sales channels are to stocking regional distributors and direct to hospitals through independent representatives, all of whom have existing relationships with neurosurgeons and provide an experienced and efficient distribution infrastructure without the need for a large and costly dedicated Vycor regional sales team. The distributors and representatives are supported by Vycor Medical Sales, Marketing and Customer Service.

Vycor Medical has found that the learning curve is only 1-2 cases for surgeons, who like the simplicity of design and ease of use after trialing the product. However, Hospital Administration is required to approve the purchase of a new product and sometimes even a trial or evaluation of the product in the hospital by the neurosurgeon and this is one of the key barriers to the speed of adoption as this process can take several months.

International Sales

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. Vycor Medical has regulatory approvals for VBAS in Australia, Brazil, Canada, China, Europe (Class III), Korea and Japan and is seeking or has partial regulatory approvals in India, Russia, Taiwan and Vietnam with distribution agreements in place or being sought.

Peer Review and Other Clinical Studies

The publication of clinical papers in neurosurgery journals by surgeon-users of VBAS regarding their experiences with the products (peer review papers), and the publication of other clinical data, is important for Vycor Medical. Such papers continue to evidence the clinical superiority of VBAS, which in turn drives its adoption and accelerates the hospital approval process, which in turn drives revenues. During the last 4 years the following papers were published:

●

“Usage of a Minimally Invasive Tubular Retraction System for Deep-Seated Tumors in Pediatric Patients” in Journal of Neurosurgery in May 2011: Pediatrics. Co-authors Pablo Recinos, M.D., of the Cleveland Clinic and George Jallo, M.D., of Johns Hopkins University conclude that while access to deep-seated, intra-axial tumors is challenging, the ViewSite™ tubular retractor and frameless neuro navigation facilitated the surgical approach and the combination of these technologies adds to the surgeon’s armamentarium to safely approach tumors in deep locations.

●

“Vycor Viewsite TC: Endoscope-guided Intraparenchimal Brain Tumor Resection,” by Daniel Prevedello, M.D., Director of the Minimally Invasive Cranial Surgery Program at the Ohio State University. Dr Prevedello reported on a case with a patient taking Avastin®, which delays surgical wound healing. He said the Viewsite TC was essential to the surgery; otherwise, no procedure could have been performed on the patient.

●

“Minimally Invasive Trans-Portal Resection of Deep Intracranial Lesions” in Minimally Invasive Neurosurgery, February 2011 a Johns Hopkins University paper by lead author A. Quinones Hinojosa. The authors reported a case series of 9 adult and pediatric patients with a variety of pathologies, including colloid cyst, DNET, papillary pineal tumor, anaplastic astrocytoma, toxoplasmosis and lymphoma. The locations of the lesions approached included: lateral ventricle, basal ganglia, pulvinar/posterior thalamus and insular cortex. Post-operative imaging was assessed to determine extent of resection and extent of white matter damage along the surgical trajectory. Satisfactory resection or biopsy was obtained in all patients. Conclusion: VBAS lends itself well to minimally invasive microsurgical approaches and can be used in combination with modern navigational systems. The use of navigation permits not only the creation of a smaller craniotomy but also facilitates the creation of a trajectory that provides efficient and safe means for splitting white fiber tracts.

●

“Rigid endoscopic resection of deep-seated or intraventricular brain tumors”, by Yukinori Akiyama, Masahiko Wanibuchi, Takeshi Mikami, Yoshifumi Horita, of the Dept of Neurosurgery, Sapporo Medical University, School of Medicine, Hokkaido Japan. Published in Neurological Research, Mar 2015. Conclusion: Strong retraction may cause significant brain and vascular damage; tubular retractors can help minimize retraction injury. The rigid endoscopic technique using a thick tubular sheath [VBAS] provides an alternative medial approach that improves visualization and increases working space. We believe that this technique [rigid endoscope resection through a sheath] is a safer, more reliable, and less invasive method for the treatment of deep-seated brain tumors.

●

“3D Endoscope Transcallosal Approach to the Third Ventricle” by Alireza Shoakazemi, Alexander I. Evins, Justin C. Burrell, Philip E. Stieg and Antonio Bernardo of the Weill Cornell Medical Center. Published in The Journal of Neurosurgery, Mar 2015. Conclusion: A transtubular approach [utilizing VBAS] to the third ventricle is feasible and facilitates blunt dissection of the corpus callosum that may minimize retraction injury. This technique also provides an added degree of safety by limiting the free range of instrumental movement. The combination of 3D endoscopic visualization with a clear plastic retractor facilitates safe and direct monitoring of the surgical corridor.

●

“A Percutaneous Transtubular Middle Fossa Approach for Intracanalicular Tumors” by Antonio Bernardo, Alexander I. Evins, Apostolos J Tsiouris and Philip E Stieg. of the Department of Neurological Surgery, Weill Cornell Medical College, New York-Presbyterian Hospital, New York. Published in World Neurosurgery Mar 2015. Conclusion: “All 10 approaches were successfully completed through the tubular retractor [VBAS] with minimal retraction of the temporal lobe. Excellent visualization of the structures within the internal auditory canal was achieved with both the microscope and 3D endoscope…”

Manufacturing

Vycor Medical uses a sub-contract manufacturer to manufacture, package, label and sterilize its VBAS products. The Company is in the process of migrating all its VBAS manufacturing in phases to qualified sub-contract manufacturers which are FDA-registered and meet ISO standards and certifications.

Intellectual Property

Patents

Vycor Medical maintains a portfolio of patent protection on its methods and apparatus for its Brain and Spine products and technology in the form of issued patents and applications, both domestically and internationally, with a total of 10 granted/allowed and 9 pending patents. This includes the purchase in March 2015 of a portfolio of two pending United States patent applications that disclose approaches to integrating surgical navigation systems into optically-transparent neurosurgical obturators.

Vycor Medical’s 10 granted/allowed patents are in the Canada (Brain) China (Brain), Hong Kong (Brain), Russia (Brain), Japan (Brain and Spine) and US (Brain (3) and Spine).

Vycor Medical’s 9 pending patents are in: Canada (Spine), Europe (Brain, Spine), India (Brain, Spine), Hong Kong (Spine), US (Brain (3).

Trademarks

VYCOR MEDICAL is a registered trademark and VIEWSITE is a common law trademark.

Vycor Growth Strategy

Vycor Medical’s growth strategy is centered around:

1. Increasing U.S. market penetration through broader hospital coverage and targeted direct physician marketing.

Vycor Medical’s sales and marketing strategy is to penetrate a well defined target market of 3,500 neurosurgeons by trade shows, significantly increased direct marketing with VBAS samples and existing clinical data, and through its existing distributors which it is continually evaluating and upgrading as well as adding additional distributors in regions where it has little to no presence. In marketing to these hospitals and surgeons, Vycor Medical leads with those neurosurgical procedures where VBAS’ competitive advantages are most easily understood – deep seated tumors and other complicated deep procedures. The focus is both on adding new hospitals and expanding to additional surgeons in hospitals where VBAS is already approved and to expand usage to a broader range of procedures. Vycor Medical prioritizes its attention on teaching hospitals, which not only carry out more relevant procedures but also provide a natural way to drive adoption through the conversion of new surgeons.

2. Provision of more Clinical and Scientific Data supporting the products superiority over the current standard of care blade retractors and to demonstrate the products potential for cost savings. Clinical and scientific data (in the form of peer reviewed articles, clinical studies and other reports and case studies) are critical in driving adoption, and in turn revenues, further and faster by demonstrating VBAS' superiority as a minimally invasive access system which helps VBAS move further up the hospital cost/benefit curve. To date the Company already had 7 Peer Reviewed studies and anticipates further studies during the course of the year.

3. International Market Growth

Vycor Medical utilizes select medical device distributors with experience in neurosurgical devices in their countries or regions. In Europe, the Company currently only has a limited number of distributors and is only now turning its focus to this geographic region. VBAS has full regulatory approvals in Australia, Brazil, Canada, China, Europe (EU – Class III), Korea and Japan and is seeking or has partial regulatory approvals in India, Russia, Taiwan and Vietnam. Vycor Medical plans on focusing on the international markets and is actively pursuing new distribution agreements.

4. New Product Development

New Product Development is targeted at both driving the use of its existing VBAS product range through ancillaries that will facilitate the product’s use and through new product extensions to broaden VBAS applicability to procedures currently not addressed by the existing product line.

Vycor Medical has a current product pipeline aimed at expanding the applicable procedures it addresses by extending its VBAS range and at increasing the compatibility of its current VBAS range.

Vycor Medical has implemented manufacturing of two new smaller VBAS devices and is in the advanced stages of development on a new set of VBAS devices that will be designed to completely integrated with selected Image Guided Systems. Management strongly believes that the existing VBAS rigid structure lends itself well to being incorporated into the increasing trend of IGS surgery.

NovaVision, Inc.

Introduction

NovaVision provides non-invasive, computer-based rehabilitation targeted at a substantial and largely un-addressed market of people who have lost their sight as a result of stroke, Traumatic Brain Injury (TBI) or other neurological brain damage. NovaVision addresses a significant target market, estimated at approximately $2 billion in each of the U.S. and the EU and over $13 billion globally.

NovaVision has a family of therapies that both restore and compensate for lost vision:

●

Restoration of vision: NovaVision’s VRT and Sight Science’s Neuro-Eye Therapy (NeET), aim to improve visual sensitivity in a persons blind area. VRT delivers a series of light stimuli along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with multiple stimuli over the course of time. NeET targets deep within the blind area by repeated stimulation, allowing patients to detect objects within the blind field.

●

Compensation and re-training: Normal eye movements are also affected after brain injury adding to the problems of blindness. NeuroEyeCoach provides a complementary therapy to VRT and NeET, which re-trains a patient to move their eyes, re-integrate left and right vision and to make the most of their remaining visual field.

VRT and NeuroEyeCoach, provided in the US in an Internet-delivered suite, are therefore highly complementary and ensure broad benefits to NovaVision's patients.

NovaVision also has models of VRT and NeuroEyeCoach for physicians and rehabilitation clinics, as well as VIDIT, a diagnostic program that enables therapists to perform high resolution visual field tests in less than ten minutes.

NovaVision operates in the US through our wholly-owned subsidiary, NovaVision, Inc., in Germany through our wholly-owned subsidiary, NovaVision GmbH and in the UK through our wholly-owned subsidiary, Sight Science Limited.

NovaVision’s VRT is the only medical device aimed at the restoration of vision lost as a result of neurological damage which has FDA 510(k) clearance to be marketed in the U.S.; VRT and NeET both have CE Marking for the EU and NeuroEyeCoach is registered in the US as a Class I 510(k) exempt device. NovaVision has 33 granted and 5 pending patents worldwide.

NovaVision’s Products

VRT and NeET

VRT and NeET are aimed at those suffering from vision loss resulting from neurological brain damage such as stroke and traumatic brain injury (TBI). It is estimated that approximately 20% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living.

Both VRT and NeET work on the basis that repeated stimulation of the blind or transition areas by either bright patches of light (VRT) or specific spatial patterns (NeET) can lead to increases in sensitivity of the blind areas. Patient progress after VRT appears to be initiated at the blind and sighted borders whereas NeET results in changes deep within the blind field. Both therapies are able to demonstrate improvements in both visual sensitivity and activities of daily living.

VRT and NeET are patient-specific diagnostic and therapeutic platforms with extensive clinical data supporting their ability to increase a patient’s visual field. The diagnostic algorithm first maps the visual field and defines the areas of defect in patients suffering vision loss. The therapeutic algorithm is then specifically designed for each patient based upon the results of the diagnostic program. The therapies are delivered through a computer device in the patient’s home and are generally performed over a six month period, twice a day for approximately an hour total, six days a week.

With VRT therapy, the patient first focuses on a fixation point on a display screen. Then, a series of light stimuli are presented along the border of the patient’s visual field loss. These programmed light sequences stimulate the border zone between the “seeing” and “blind” visual fields, repetitively challenging the visual cortex in the border zone with thousands of stimuli over the course of the therapy. With NeET, the patient responds to the images that appear on the screen, initially in the border area of the patient’s visual field loss and over time deeper within the damaged field of vision.

NeuroEyeCoach

NeuroEyeCoach in the U.S. is also a computer-based program providing eye-movement training to those who have suffered a visual field loss as a result of neurological damage.

The program is supported by more than four decades of scientific findings and was developed as collaboration between NovaVision and Josef Zihl, a NovaVision Scientific Advisor who is a world thought leader in saccadic training and the pioneer of this computer based training technique. The program is designed to re-train the ability of a patient to scan the environment, re-integrate left and right vision and make the most of their remaining visual field. The therapy can be completed in two to four weeks to result in a meaningful improvement in the patients visual search performance resulting in improvements in their navigation and object finding skills. Given that NeuroEyeCoach addresses the patient’s difficulty with their eye movements and their ability to integrate visual information while VRT and NeET focuses on the restoration of lost vision the two therapy types are highly complementary.

NeuroEyeCoach is provided by NovaVision in one Internet-delivered therapy suite with VRT, providing broad benefits to patients, and is also provided on a standalone basis; those suffering non-permanent defects or those otherwise unsuited to VRT can benefit from NeuroEyeCoach. The program is also provided as a clinic-based version to enable healthcare professionals to provide the therapy to patients under supervision.

Vision Diagnostic (VIDIT)

NovaVision VIDIT is a diagnostic system that enables therapists in rehabilitation centers and other clinics to perform high-resolution visual field tests to screen for central visual field deficits commonly associated with stroke or brain injury. As an undetected visual field deficit may adversely impact other rehabilitation modalities, early detection and treatment are critical steps towards improving overall patient care and this diagnostic is therefore a valuable tool for such centers and clinics. Tests take less than 10 minutes while the patient is in the facility’s care.

The Market For NovaVision’s Therapies

The market for NovaVision’s therapies comprises those suffering from vision loss resulting from neurological trauma such as Stroke and Traumatic Brain Injury (TBI). The U.S. Centers for Disease Control (CDC) estimates there are approximately 8 million Americans who have previously had a stroke incident, with 795,000 additional strokes occurring annually; adjusting for repeat strokes and deaths, there are 481,000 new stroke survivors each year. Additionally, approximately 5.3 million Americans live with the long-term effects of a TBI. The most recent scientific research estimates that approximately 28.5% experience some visual impediment and 20.5% of these patients experience a permanent visual field deficit, reducing mobility and other activities of daily living. The target market for VRT and NeET is this 20.5% subset of patients who have suffered a permanent visual field deficit; NeuroEyeCoach™ addresses all 30.5% of patients who experience visual impediments. Management estimates that the addressable target market for its therapies is approximately 2.9 million people in the US, approximately 2.8 million people in Europe and approximately 12.9 million people throughout the rest of the world.

Competition

NovaVision provides restoration therapies (VRT and NeET) and compensation or saccadic therapies (NeuroEyeCoach) for those suffering vision loss as a result of neurological trauma. The other therapy type for this condition is substitution (optical aids such as prisms) and is not considered by NovaVision as competition.

In restoration, competition has been reduced through NovaVision’s acquisition of Sight Science and really only leaves two small companies, Teltra and Visiontrainer in Germany. Within compensation, competitors include RevitalVision, PositScience, Dynavision and Rehacom.

Clinical Data

VRT

NovaVision has accumulated significant amounts of clinical data as a result of company-sponsored trials as well as studies conducted by independent third parties, of which some of the key findings can be summarized as:

●

Approximately 70% of patients experience positive outcome reflected by an increase in their visual field and studies have indicated an average increase of 4.9 degrees (Mueller I, et al., 2007; Romano JG, et al., 2008).

●	Elapsed time since injury does not seem to impact VRT and NeET therapies success. Therefore, a large historical backlog of patients can potentially be treated (Romano JG, et al., 2008).
●	Improvements are permanent and do not appear to be age or gender dependent.

NeuroEyeCoach

The PC-based treatment approach was originally developed by Prof. Zihl (1988, 1990) and has since been used with various modifications in 14 studies on a total of 591 patients with homonymous visual field loss and persistent visual disabilities.

The main outcome is a significant improvement in visual search performance accompanied by more efficient oculomotor strategies, and a reduction in visual disability as assessed with standardized questionnaires and behavioral measures. The efficacy of this treatment approach for the improvement of visual overview and visual exploration is superior to practice with reading (Schuett et al., 2012), non-specific visual training (Roth et al., 2009), standard occupational therapy (Mödden et al., 2012) or counseling with regards to coping strategies (Zihl, 2011). Importantly, time since brain injury (Zihl, 2011) and age of hemianopic patients (Schuett & Zihl, 2012) does not play a significant role for the treatment effect. In conclusion, there is convincing scientific empirical evidence for the efficacy of the visual search treatment method. It is important to note that visual field borders do not change after the treatment, indicating that visual search training represents a compensatory technique and not a restorative approach; by addressing both compensation and restoration NovaVision is providing a broad solution to this large patient demographic.

Intellectual Property

Patents

NovaVision maintains a portfolio of patent protection on its methods and apparatus in the form of issued patents and applications, both domestically and internationally, with a total of 34 granted and 4 pending patents (including Sight Science).

NovaVision’s 34 granted patents are in the U.S. (13), Canada (5), Europe (7), Australia (2), China (2), Hong Kong (1), Singapore (1), India (1) and Japan (2).

NovaVision’s 4 pending patents are in Europe.

Trademarks

NovaVision maintains a portfolio of registered trademarks for NOVAVISION, NOVAVISION VRT, VRT VISION RESTORATION THERAPY and NEUROEYCOACH, amongst others, along with relevant logos, both in the US and internationally.

NovaVision’s Growth Strategy

Our strategic vision for NovaVision has been to develop and provide a clinically supported, affordable and scalable visual therapy solution offering broad benefits to those suffering visual impairment following neurological brain damage; and to offer solutions for both patients and physicians alike. VRT was, in effect, a prototype with a delivery and service model too costly to be affordable and scalable, and with 70% of patients experiencing significant positive outcome but 30% of patients therefore experiencing little to no improvement.

Our first steps were to build a world-class scientific advisory board and acquire Sight Science, the only credible competitor, from Prof. Arash Sahraie and the University of Aberdeen. Prof. Sahraie, Chair in Vision Sciences at the University, became our Chief Scientific Officer and led the advisory board made up of experts in the field from Harvard Medical School, Univ. of Miami Miller School of Medicine and the Max Planck Institute in Germany, to develop the strategy to deliver our vision:

●

Broadening Patient Benefits: the creation of NeuroEyeCoach. Two things happen when someone suffers from vision related disorders following a stroke or the like: there is a loss of visual field as well as difficulty with eye movement, affecting the ability to integrate visual information. NeuroEyeCoach addresses patients' difficulty with their eye movements and their ability to integrate visual information. While VRT addresses the restoration of lost vision, NeuroEyeCoach enables the patient to make the most of their remaining vision; the two therapies provided in a suite are therefore highly complementary and ensure broad benefits to NovaVision's patients.

●

Cost Effective and Affordable. Migrated therapy delivery from provided-hardware to internet-delivered onto patients' computers, significantly reducing cost without changing the therapy itself. Further cost reduction has been achieved through considerable business process streamlining. The Internet-delivered therapy suite was made commercially available in June 2015.

●	Scalable. NovaVision's therapy is now affordable, with broader benefits and truly scalable and deliverable to the mass market.

NovaVision completed its development work and launched its Internet-based therapy suite in June 2015 and is now positioned, for the first time, with the suite of therapies and product offerings to deliver on our strategic vision: to provide a clinically supported, affordable and scalable visual therapy solution offering broad benefits to those suffering visual impairment following neurological damage; and to offer solutions for both patients and physicians alike.

For Patients:

●	VRT and NeuroEyeCoach Therapy Suite. NovaVision recently launched in the US these two complementary therapies, internet-delivered in a package for $900.
●	NeuroEyeCoach. For patients with visual impairments who are not suitable, for whatever reason, for VRT, we provide NeuroEyeCoach on its own for $450.

For Physicians:

●

Vision Diagnostic (VIDIT). A diagnostic system that enables therapists to perform high-resolution visual field tests in less than 10 minutes to screen for visual field deficits as a result of neurological brain damage. NovaVision has received approval for and entered into an agreement to offer VIDIT throughout the 100+ network of HealthSouth rehabilitation centers in the U.S.; therapists are then able to refer patients to NovaVision. As we roll this out to the HealthSouth network we will also market this model to other rehabilitation chains and centers.

●

NeuroEyeCoach Pro Center. Enables stroke rehabilitation and other centers to treat patients while in their care, both as in-patient and out-patient. NovaVision has recently entered into an additional agreement with HealthSouth to be able to offer NeuroEyeCoach Pro Center to the HealthSouth rehabilitation centers in the U.S.

●	NovaVision Pro Physician. Enables physicians to register patients in their clinic who complete our therapies at home, supported by NovaVision but monitored by the physician through a dedicated portal.

We believe NovaVision's therapy and product offerings for patients and physicians are unique, and that we are now well placed to deliver value from this large potential market.

OTHER

Employees

We currently have 16 employees.

Websites

The Company operates websites at www.vycormedical.com, www.novavision.com and www.sightscience.com

LEGAL PROCEEDINGS

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of September 1, 2015, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements.

DESCRIPTION OF PROPERTY

The Company leases approximately 10,000 sq. ft. located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the years ended December 31, 2014 and 2013 and the three and six month periods ended June 30, 2015 and 2014 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Critical Accounting Policies and Estimates

Uses of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrant included in the determination of debt discounts and share based compensation.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Cash balances may at times exceed the FDIC insured limits. Cash also includes a US investment account in a money market backed by government securities up to 105% of the account balance. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included within cash are deposits paid by patients, held by the Company until the patient returns the VRT device at the end of therapy. At December 31, 2014 and 2013 patient deposits amounted to $32,869 and $25,467, respectively, and are reserved against in Other Current Liabilities.

Fixed assets

The Company records fixed assets at cost and calculates depreciation using the straight-line method over the estimated useful life of the assets, which is estimated to be between three and seven years. Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Derivative Liability

The Company has accounted for the 34,723 Series A Warrants issued in connection with the Offering, the holders of which have not waived their anti-dilution rights in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they had anti-dilution rights, they did not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at its fair value and adjusted the instrument to fair value at each reporting period. This liability was subject to re-measurement at each balance sheet date until exercised or until the anti-dilution provisions contained within the warrant agreements expired, and was classified in the balance sheet as a current liability. Any change in fair value of the warrant liability was recognized in the Company’s statement of operations as other income (loss). The anti-dilution provisions expired on June 11, 2015 and accordingly the liability has been extinguished.

Income taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Patents and Other Intangible Assets

The Company capitalizes legal and related costs associated with the establishment and enhancement of patents for its products once patents have been applied for. Costs associated with the development of the patented item or processes are charged to research and development costs as incurred. The capitalized costs are amortized over the life of the patent. The Company reviews intangible assets on an annual in accordance with the authoritative guidance. Trademarks have an indefinite life and are reviewed annually by management for impairment in accordance with the authoritative guidance.

Software Development Costs

The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years.

Revenue Recognition

Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, eye movement training software, diagnostic software, medical devices, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision recognizes revenue for providing the vision restoration therapy as the Company’s work effort is expended. NovaVision provides vision restoration therapy directly to patients. The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and U.K. and 10 months in Germany. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period. Patient therapy is restricted to being completed by a patient within a specified time frame. NovaVision’s eye movement training software is generally completed within 2-4 weeks and revenue is therefore recognized fully at commencement.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Accounts Receivable

The Company’s accounts receivable are due from the hospitals and distributors in the case of Vycor Medical, and from patients directly therapy or physicians for diagnostic products in the case of NovaVision. Accounts receivable are due once products have been delivered or at the time the therapy is initiated; however, for NovaVision therapy patients sometimes credit is extended through various payment plans based on individual financial conditions, generally not to exceed the 9 or 10 month therapy period. The outstanding balances are stated net of an allowance for doubtful accounts. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, and the customer’s ability to pay its obligations. The Company writes off accounts receivable when they become uncollectible.

Inventory

Inventories are comprised of Vycor Medical VBAS devices, components ancillary to NovaVision’s medical device provided to patients and centers and diagnostic products, and are stated at the lower of cost or market, determined under the first-in, first-out method. The inventory is charged to cost of revenue at the time that a device is shipped to a customer or patient.

Foreign Currency

The Euro is the local currency of the country in which NovaVision GmbH conducts its operations and is considered the functional currency of this entity; the GB Pound is the local currency of the country in which Sight Science Limited conducts its operations and is considered the functional currency of this entity. All balance sheet amounts are translated to U.S. dollars using the U.S. exchange rate at the balance sheet date except for the equity section which is translated at historical rates. Operating statement amounts are translated using an average exchange rate for the period of operations. Foreign currency translation effects are accumulated as part of the accumulated other comprehensive income (loss) and included in shareholders’ (deficit) in the accompanying Consolidated Balance Sheet.

Educational marketing and advertising expenses

The Company may incur costs for the education of customers on the uses and benefits of its products. The Company will include education, marketing and advertising expense as a component of selling, general and administrative costs as such costs are incurred.

Contractual Obligations

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2014 to the Year Ended December 31, 2013

Revenue and Gross Margin:

			%
	2014	2013	Change
Revenue:
Vycor Medical	$893,028	$724,367	23%
NovaVision	$357,264	$365,007	(2)%
Total Revenue	$1,250,292	$1,089,374	15%
Gross Profit
Vycor Medical	$780,424	$628,839	24%
NovaVision	$313,568	$306,703	2%
Total Gross Profit	$1,093,992	$935,542	17%

Vycor Medical recorded revenue of $893,028 from the sale of its products for the year ended December 31, 2014, an increase of $168,661 from 2013. Gross margin of 87% was achieved in 2014 and 2013. Gross margin is mostly a product of sale mix between US sales through distributors, US sales direct and international sales. International sales are all indirect through distributors and end- market prices internationally tend to be lower.

NovaVision recorded revenues of $357,264 for the year ended December 31, 2014, a decrease of $7,743 from 2013, and gross margin of 88%, compared to 84% for 2013. NovaVision’s therapy suite has been undergoing significant development to (a) substantially reduce costs of delivery and to seek to drive down the price of VRT therapy to make it more affordable; (b) streamline business processes to make the therapy scalable and (c) add a new saccadic program into the patient’s overall therapy regime to broaden the range of benefits to patients from the therapy suite. As a result the Company did not intensively marketing its existing VRT program model during 2014.

Research and Development Expense:

Research and development expenses were $69,114 in 2014 compared to $53,451 for 2013. The expense increase is due to product development in Vycor Medical. Capitalized software development costs in NovaVision for the year ended December 31, 2014 and 2013 were $124,660 and $97,643, respectively. For the year ended December 31, 2014 the Company’s VRT 7.0 program completed the preliminary project stage, following which there was a capitalization of $73,413 of software development costs. Costs of $51,247 were capitalized for the Company’s NeuroEyeCoach and NeuroEyeCoach Pro Physician programs.

General and Administrative Expenses:

General and administrative expenses increased by $575,380 to $3,388,421 in 2014 from $2,813,041 in 2013. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non- employee shares, warrants and options which have been issued by the Company over various periods. The charge for 2014 was $376,662, a decrease of $73,785 from $450,447 in 2013. Also included within General and Administrative Expenses are Sales Commissions, which increased by $123,765 to $214,317; $59,575 related to an increase in sales and the remaining $64,190 related to a change in Company policy. The remaining General and Administrative expenses increased by $525,400 from $2,272,042 to $2,797,442. An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
Offering Costs	589,208	-
Payroll	146,785	-
Investor relations and road show costs	94,160	(171,864)
Legal, professional and other consulting	47,088	-
Sales, marketing and travel	39,096	-
Other	10,556	-
Board, financial and scientific advisory	(401,493)	98,079
Total change	525,400	$(73,785)

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Related Party Interest expense for 2014 decreased following debt repayment or conversion by $51,307 to $80,093 from $131,400 for 2013. Other Interest expense for 2014 decreased following debt repayment or conversion by $9,270 to $50,627 from $59,897 for 2013.

As of December 31, 2014 we had $1,891,658 cash, working capital of $1,644,453 and an accumulated deficit of $21,082,118. The Stockholders’ Equity at December 31, 2014 was $2,888,902, compared to a deficit of $3,315,243 at December 31, 2013, a change of $6,204,145. Debt at December 31, 2014 was $321,785 compared to $2,951,742 at December 31, 2013.

Comparison of the Three Months Ended June 30, 2015 to the Three Months Ended June 30, 2014

Revenue and Gross Margin:

			%
	2015	2014	Change
Revenue:
Vycor Medical	$221,258	$203,191	9%
NovaVision	64,760	95,349	(32)%
Total Revenue	$286,018	$298,540	(4)%

Gross Profit
Vycor Medical	$193,743	$177,717	9%
NovaVision	58,294	85,056	(31)%
Total Gross Profit	$252,037	$262,773	(4)%

Vycor Medical recorded revenue of $221,258 from the sale of its products for the three months ended June 30, 2015, an increase of $18,067, or 9%, over the same period in 2014, which reflected additional revenue from our international markets. Gross margin of 88% was recorded for the three months ended June 30, 2015 compared to 87% for the same period in 2014.

NovaVision recorded revenues of $64,760 for the three months ended June 30, 2015, a decrease of $30,589 over the same period in 2014, and gross margin of 90%, compared to 89% for the same period in 2014. Of the total decrease of $30,589, $7,861 was in respect of the impact of foreign exchange differences in the translation of revenues from NovaVision’s European subsidiaries. NovaVision’s therapy suite has been undergoing significant development to: substantially reduce costs of delivery; as a result drive down the price of VRT therapy to make it affordable; streamline business processes to make the therapy scalable; add a new saccadic program to broaden the range of benefits to patients from the therapy suite. This new therapy suite was launched in the US in June 2015 and is expected to be launched in Europe by Q4. As a result the Company has not been intensively marketing its existing VRT program model and this, together with NovaVision’s intense focus on development, impacted revenues.

Research and Development Expense:

Research and development (“R&D”) expenses were $15,773 for the three months ended June 30, 2015, as compared to $37,395 for the same period in 2014. Capitalized software development costs for the three months ended June 30, 2015 and 2014 were $13,989 and $25,405, respectively.

General and Administrative Expenses:

General and administrative expenses decreased by $222,239 to $607,750 for the three months ended June 30, 2015 from $829,989 for the same period in 2014. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for the three months ended June 30, 2015 was $50,310, a decrease of $40,763 over $91,073 in 2014. Also included within General and Administrative Expenses are Sales Commissions, which decreased by $22,501 to $36,289. The remaining General and Administrative expenses decreased by $158,975 from $680,126 to $521,151.

An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
Offering costs	$(137,162)	$-
Investor relations costs	15,382	-
Board, financial and scientific advisory	(1,824)	(40,763)
Legal, professional and other consulting	10,292	-
Sales, marketing and travel	34,272	-
Payroll	(30,458)	-
Other	(49,477)	-
Total change	$(158,975)	$(40,763)

Interest Expense:

Interest comprises expense on the Company’s debt and insurance policy financing. Related Party Interest expense for the three months ended June 30, 2015 decreased by $33,613 to $0 from 2014 due to the exchange of the Related Party notes to Series D Convertible Preferred Stock of Vycor in August 2014. Other Interest expense for 2015 decreased by $485 to $11,842 from $12,327 for 2014, due to the exchange of the certain notes to Series D Convertible Preferred Stock of Vycor in August 2014.

Comparison of the Six Months Ended June 30, 2015 to the Six Months Ended June 30, 2014

Revenue and Gross Margin:

			%
	2015	2014	Change
Revenue:
Vycor Medical	$480,107	$466,902	3%
NovaVision	134,463	189,760	(29)%
Total Revenue	$614,570	$656,662	(6)%

Gross Profit
Vycor Medical	$412,794	$411,125	-%
NovaVision	116,102	166,813	(34)%
Total Gross Profit	$528,896	$577,938	(9)%

Vycor Medical recorded revenue of $480,107 from the sale of its products for the six months ended June 30, 2015, an increase of $13,205, over the same period in 2014, reflecting increased activity in the US and internationally. Gross margin of 86% was achieved in 2015 compared to 88% in the same period in 2014. Gross margin is mostly a product of sale mix between US sales through distributors, US sales direct and international sales. International sales are all indirect through distributors and end-market prices internationally tend to be lower.

NovaVision recorded revenues of $116,102 for the six months ended June 30, 2015, a decrease of $50,711 over the same period in 2014, and gross margin of 88%, compared to 86% for the same period in 2014. Of the total decrease of $50,711, $16,696 was in respect of the impact of foreign exchange differences in the translation of revenues from NovaVision’s European subsidiaries.

Research and Development Expense:

Research and development (“R&D”) expenses were $38,898 for the six months ended June 30, 2015, as compared to $52,751 for the same period in 2014.

General and Administrative Expenses:

General and administrative expenses decreased by $641,188 to $1,387,052 for the six months ended June 30, 2015 from $2,028,240 for the same period in 2014. Included within General and Administrative Expenses are non-cash charges for share based compensation as the result of amortizing employee and non-employee shares, warrants and options which have been issued by the Company over various periods. The charge for the six months ended June 30, 2015 was $138,460, a decrease of $121,267 over $259,727 in 2014. Also included within General and Administrative Expenses are Sales Commissions, which decreased by $19,955 to $85,218. The remaining General and Administrative expenses decreased by $499,966 from $1,663,340 to $1,163,374, of which the Offering costs comprised $581,702.

An analysis of the change in cash and non-cash G&A is shown in the table below:

	Cash G&A	Non-Cash G&A
Offering costs	$(581,702)	$-
Investor relations and road show costs	35,982	(76,004)
Board, financial and scientific advisory	39,286	(70,274)
Legal, professional and other consulting	(17,449)	-
Sales, marketing and travel	40,178	-
Payroll	38,682	25,011
Other	(54,943)	-
Total change	$(499,966)	$(121,267)

Interest Expense:

Interest expense comprises on the Company’s debt and insurance policy financing. Related Party Interest expense for the six months ended June 30, 2015 decreased by $67,442 to $0 from 2014. Other Interest expense for 2015 decreased by $2,939 to $23,682 from $26,621 for 2014.

Liquidity and Capital Resources

Liquidity

The following table shows cash flow and liquidity data for the periods ended December 31, 2014 and December 31, 2013:

	Dec 31, 2014	Dec 31, 2013	$ Change
Cash	$1,891,658	$31,303	$1,860,355
Accounts receivable, inventory and other current assets	$677,636	$627,649	$49,987
Total current liabilities	$(924,841)	$(5,430,492)	$4,505,651
Working capital (deficit)	$1,644,453	$(4,771,540)	$6,415,993
Cash provided by financing activities	$4,725,630	$1,089,071	$3,636,559

The following table shows cash flow and liquidity data for the periods ended June 30, 2015 and December 31, 2014:

	June 30, 2015	Dec 31, 2014	$ Change
Cash	$1,010,718	$1,891,658	$(880,940)
Accounts receivable, inventory and other current assets	$585,104	$677,636	$(92,532)
Total current liabilities	$(791,597)	$(924,841)	$(133,244)
Working capital/(deficit), excluding derivative liability	$804,225	$1,644,453	$(840,228)
Cash provided by financing activities	$(6,479)	$4,725,630	$(4,732,109)

In January to April 2014 the Company held five separate closings (the “Closings”) of the sale of $5,000,000 in Units comprising shares of common stock and Series A and Series B Warrants to accredited investors in a continuing offering (the “Offering”) which allowed for maximum proceeds of $5,000,000. These Closings raised net proceeds, after expenses, of $4,472,841.

On August 5, 2014, the Company entered into a series of agreements with the Fountainhead, along with certain other related and non- related parties, to exchange all of the parties’ $2,355,587 of debt into Company Series D Convertible Preferred shares of equivalent value. The net impact of this transaction was to reduce debt by $2,355,587 and increase Stockholders’ Equity by the equivalent amount.

Off-Balance Sheet Arrangements

As of December 31, 2014 and June 30, 2015, we had no off-balance sheet arrangements.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. See “Uses of estimates in the preparation of financial statements” above.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

Set forth below is certain biographical information concerning our current executive officers and directors. We currently have two executive officers as described below.

Directors and Executive Officers	Position/Title	Age
Peter C. Zachariou	Chief Executive Officer and a Director	53
David Marc Cantor	President and a Director	49
Adrian Christopher Liddell	Chairman of the Board, Chief Financial Officer	57
	and a Director
Steven Girgenti	Director	69
Oscar Bronsther, M.D.	Director	63
Lowell Rush	Director	58
Pascale Mangiardi	Director	43

Peter C. Zachariou, was appointed a Director of the Company in May 2010, Executive Vice President in September 2010 and Chief Executive Officer on January 2, 2014. He is an investment manager for Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. For the past 20 years, Mr. Zachariou has been an active investor in a variety of companies and industries, both public and private, specializing in workouts and capital formation. Mr. Zachariou's investments and activities have predominantly been in U.S. emerging and growth companies across a broad range of industry sectors. He has also been proprietor and operator of several businesses in the U.K. and U.S. in the manufacturing, retail and leisure industries.

David Marc Cantor, has been President of the Company since September 2010 and a Director since January 2010. He is an investment manager of Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies across a broad range of sectors. Mr. Cantor has over 22 years experience in Investment Banking with a focus on Mergers and Acquisitions and Equity Capital Raisings. Prior to Fountainhead from 2001 – 2005 he was at Citigroup Capital Markets where he was Co-head of its European Business Development Group and subsequently European Head of its Diversified Industrials and Aerospace activities. Prior to Citigroup he was a Managing Director in M&A at Donaldson Lufkin & Jenrette and worked at Lehman Brothers both in New York and London in both the Equity Capital and M&A groups. Mr. Cantor has a BSc with Honours from City Business School, London.

Adrian Christopher Liddell, has been Chairman of the Board and a Director of the Company since January 2010, and serves as the Company’s CFO. He is an advisor to Fountainhead Capital Management Limited, an investment company based in Jersey, Channel Islands, which invests in, raises capital for and provides strategic advice to growth companies in healthcare and other sectors. Mr. Liddell has 30 years of strategic, corporate and financial advisory and company investment. From 2003-2006, Mr. Liddell was an investment advisor at Phoenix Equity Partners, a European private equity fund. From 1998 to 2003, Mr. Liddell served as Managing Director, Mergers & Acquisitions at Donaldson Lufkin & Jenrette and then Citigroup in London. From 1984 to 1998, Mr. Liddell held various positions at Samuel Montagu & Co, Lehman Brothers and Erik Penser Corporate Finance in London. Mr. Liddell qualified as a Chartered Accountant in 1984 and holds an MA from Christ’s College, Cambridge University.

Steven Girgenti, has been a director since November 2008 and is Chairman of the Nominating and Governance Committee and of the Compensation Committee. He is presently the Managing Partner of Medi-Pharm Consulting, LLC providing strategic services to a number of medical device, pharmaceutical and diagnostic businesses. Steve was formerly President, CEO, Director and Co-Founder of DermWorx, a specialty pharmaceutical company dedicated to solutions for dermatological conditions. Steve was also the Worldwide Chairman of Ogilvy Healthworld, a leading global healthcare communications network with 55 offices in 36 countries. The network has more than 1,000 brand assignments from nearly 200 clients worldwide, providing strategic marketing and communications services to many of the world's leading healthcare companies. Mr. Girgenti founded Healthworld in 1986 and, under his leadership, the company made numerous acquisitions to expand and diversify the business. Healthworld went public in 1997. In 1998, and again in 1999, Business Week named Healthworld one of the "Best Small Corporations in America". In 1999, Forbes listed Healthworld as one of the "200 Best Small Companies". Mr. Girgenti was recognized as "Entrepreneur of the Year" by NASDAQ in 1999, and was named Med Ad News' first "Medical Advertising Man of the Year" in 2000. In 2010 he was inducted into the Medical Advertising Hall of Fame. In addition to Vycor Medical, Mr. Girgenti is a presently Executive Chairman of BioAffinity Technologies, Inc. (formerly known as Biomoda, Inc.). and has served as a Director of Burren Pharmaceuticals and Pharmacon International. He is also Vice Chairman of the Board of Governors for the Mt. Sinai Hospital Prostate Disease and Research Center in New York City, and is on the Board of Directors for Jack Martin Fund, a Mt. Sinai Hospital affiliated charitable organization devoted to pediatric oncology research. He graduated from Columbia University and has worked in the pharmaceutical industry since 1968 for companies such as Bristol-Myers Squibb, Carter Wallace and DuPont, as well as advertising agencies that specialize in healthcare. During his career, Steve has held positions in marketing research, product management, new product planning and commercial development.

Oscar Bronsther, M.D., F.A.C.S, has been a director since November 2011. Dr. Bronsther is a board member and formerly Chief Executive Officer of MetaStat, Inc. (OTCBB: MTST), a development stage life sciences company that develops and commercializes diagnostic products for the early and reliable prediction and treatment of systemic metastasisis. Dr Bronsther is also currently Clinical Professor at George Washington University, Washington, DC and has served in that capacity since 2002. He had previously served as an Associate Professor at the University of Rochester, Rochester, NY (1994-2001), University of Pittsburgh, Pittsburgh, PA (1989- 1994) and University of California San Diego (1984), and Chairman, Section of General Surgery at Inova Fairfax Hospital. Since 2002, he has served as a Board Member, National Board Member and Director of Transplant Services of Kaiser Permanente Medical Group. Dr. Bronsther is a graduate of the University of Rochester (B.A. 1973) and Downstate Medical Center, Brooklyn, N.Y. (M.D. 1978). He did post-graduate work at Downstate Medical Center (Research Assistant 1975; Kidney Transplant Fellowship 1983-1984), Mount Sinai Medical Center, New York, N.Y (Residency 1978-1983) and Children’s Hospital Medical Center, Boston, MA (Research Fellowship 1980-1981). He resides in Potomac, MD.

Lowell Rush, was appointed a Director in April 2013 and is Chairman of the Audit Committee. Mr. Rush has extensive experience in financial management and operational development, and since December 2013 has been Chief Financial Officer of Ft. Lauderdale- based Direct Insite Corp (OTCQB:DIRI)., a leading provider of cloud-based e-invoicing solutions. Previously, he was Chief Operating Officer of Miami-based Cosmetic Dermatology, Inc., and held positions as: CFO of Bijoux Terner, LLC (2008-2010); CFO of Little Switzerland, Inc. (2006-2008); and VP Sales Operations of Rewards Network, Inc. He is a CPA with an MBA in International Business, who has also held financial management roles at multi-national companies Sunglass Hut International, Burger King Corporation and Knight-Ridder, Inc. He began his career with the accounting firms Ernst & Young and Deloitte & Touche.

Pascale Mangiardi, has been our director since October 2007. She is presently the founder and President of Rougemont Management Services LLC. From 2002-2006, she was a financial officer for John R. Mangiardi, MD, PC and from 2001 - 2002, she was the Assistant CEO at Hirslanden-Group Management AG, Zurich. Ms. Mangiardi holds a Diploma from the Swiss Business Administration School.

All of our directors hold office until the next annual meeting of stockholders and until their respective successors have been elected or qualified. Officers serve at the discretion of the board of directors. There are no family relationships among our directors or executive officers. There is no arrangement or understanding between or among our officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors.

None of our directors and executive officers have during the past five years:

●had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●been convicted in a criminal proceeding and is not subject to a pending criminal proceeding;

●been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities;

●or been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Our Company has three committees of its Board of Directors—(a) a Nominating and Governance Committee (b) a Management Compensation Committee and (c) an Audit Committee. The Board of Directors has approved charters for each committee. Steven Girgenti is Chairman of the Nominating and Governance Committee and the Management Compensation Committee, and Lowell Rush is a member. Lowell Rush is Chairman of the Audit Committee and Steven Girgenti and Adrian Liddell are members. The Committees are intended to operate consistent with applicable NASDAQ governance requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

There are no family relationships between our officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

At the date of this prospectus, the Company is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Identification of Significant Employees

The Company does not presently have any significant employees other than the named officers and directors.

Corporate Code of Conduct and Ethics

On September 25, 2007, the Company adopted a Code of Conduct and Ethics applicable to the Board of Directors, management and all employees of the Company.

Officers and Directors Indemnification

Under our Certificate of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended December 31, 2013 and 2014, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended December 31, 2014 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as an executive officer as of the end of our last fiscal year.

							Non-Qualified
							Deferred
Name and				Stock	Option	Non-Equity	Compensation	All other
Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	Compensation	($)	($)	($)
Peter Zachariou	2013	$—	—	—	—	—	—	—	—
(Chief Executive Officer)	2014	$—	—	--	--	--	--	--	--
David Cantor	2013	$—	—	—	—	—	—	—	—
(President)	2014	$—	—	—	—	—	—	—	—

OUTSTANDING EQUITY AWARDS

Grants of Plan-Based Awards

Initial grants under the 2008 Stock Plan were to Kenneth T. Coviello and Heather N. Vinas of options to purchase 1,000,000 shares in the aggregate. There were no option exercises by or stock vested to any executive holder in fiscal 2014 or 2013. Following the resignation of Heather N. Vinas, 1,111 options were cancelled.

Option Awards
Equity
Incentive Plan
Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised
	Grant	Options (#)	Unearned	Options (#)	Option	Option Expiration
Name	Date	Exercisable	Options (#)	Unexercisable (1)	Exercise Price ($)	Date
Kenneth T. Coviello	2/15/2008		-	3,334	$20.25	2/12/2018
Heather N. Vinas	2/15/2008		-	2,223	$20.25	2/12/2018

Equity Compensation Plan Information

Number of
	Number of		securities remaining
	securities to be		available for future
	issued upon		issuance under
	exercise of	Weighted-average	equity
	outstanding	exercise price of	compensation plans
	options,	outstanding	(excluding
	warrants and	options, warrants	securities reflected
Plan category	rights (a)	and rights	in column (a)
Equity compensation plans approved by security holders	6,667	$20.25	17,676
Equity compensation plans not approved by security holders	3,333	28.50	–
Total	7,000	$20.70	17,676

(1)     As of December 31, 2013

Warrants Issued to Management

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Exercisable	Exercisable	Warrant Exercise	Warrant Expiration
Name	Grant Date	Warrants	Warrants	Price ($)	Date
None
Total

Employment Agreements

Effective January 2, 2014, the Company entered into: amended employment agreements with Peter Zachariou and David Cantor to serve as the Company’s Chief Executive Officer and President respectively; and an employment agreement with Adrian Liddell to serve as the Company’s Chief Financial Officer. Each agreement continues for a period of twelve months from the date of the Initial Closing or until the appointment of a replacement (with agreed transition periods) and is then automatically extended unless terminated by either party. The agreements provide for no monthly compensation to be payable, but a deferred compensation payable of $110,000 for each individual, subject to certain conditions being met. The compensation will be payable in cash or Restricted Shares of the Company’s Common Stock.

Compensation of Directors

During the period January 1, 2014 through September 1, 2015 we granted Steven Girgenti, Oscar Bronsther, M.D. and Lowell Rush a total of 17,318, 15,024 and 14,520 shares of the Company’s Common Stock respectively for their service to the Board of Directors, and Lowell Rush received cash of $2,500. Each of Mr. Girgenti, Dr. Bronsther and Mr. Rush are entitled to receive $5,000 in cash or stock at the option of the company per quarter. No other directors of the Company receive compensation for their service to the Company other than as disclosed under Employment Agreements above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of September 1, 2015. Unless noted, the address for the following beneficial owners and management is 6401 Congress Ave., Suite 140, Boca Raton, FL 33487.

		Amount and Nature of	Percent of
Title of Class	Name and Address of Beneficial Owner	Beneficial Owner (1)	Class (2)
Common Stock	Steven Girgenti	46,415	*
Common Stock	Oscar Bronsther, M.D	31,095	*
Common Stock	Lowell Rush	19,132	*
Common Stock	Pascale Mangiardi	--	0.00%
Common Stock	Adrian Liddell	--	0.00%
Common Stock	Marc Cantor	--	0.00%
Common Stock	Peter Zachariou	211,239	1.91%
Series D Preferred Stock	Peter Zachariou	64,868	25.71%
Common Stock	All executive officers and directors as a group	307,881	2.79%
Series D Preferred Stock	All executive officers and directors as a group	64,868	25.71%
Common Stock	Fountainhead Capital Management Limited Portman House Hue Street, St. Helier, Jersey JB4 5RP	4,383,329	49.85%
Series D Preferred Stock	Fountainhead Capital Management Limited Portman House Hue Street, St. Helier, Jersey JB4 5RP	175,840	69.68%
____________________

*	Less than 1%

(1)	In determining beneficial ownership of our Common Stock and Series D Preferred Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of debentures, warrants and options which may be acquired within 60 days. In determining the percent of Common Stock or Series D Preferred Stock owned by a person or entity on September 1, 2015, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which the beneficial ownership may acquire within 60 days of exercise of debentures, warrants and options, and (b) the denominator is the sum of (i) the total shares of that class outstanding on September 1, 2015 (10,852,701 shares of Common Stock, one share of Series C Preferred Stock and 252,336 shares of Series D Preferred Stock) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the debentures, warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	In addition, in determining the percent of common stock owned by a person or entity on September 1, 2015, (a) the numerator is the number of shares of the class beneficially owned by such person and includes shares which the beneficial owner may acquire within 60 days upon conversion or exercise of a derivative security, and (b) the denominator is the sum of (i) the shares of that class outstanding on September 1, 2015 (10,852,701 shares of Common Stock, one share of Series C Preferred Stock and 252,336 shares of Series D Preferred Stock) and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of a derivative security within such 60 day period. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

2014 Private Placement Offering

Under the terms of the Offering, there were certain agreements with Related Parties:

(a) Debt Amendment and Repayment. Fountainhead and Peter Zachariou agreed to extend the maturity of all of the Company’s debt obligations due to them as of August 9, 2013 (aggregating $2,247,037) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Fountainhead and Peter Zachariou further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing. During January and February 2014, also under the terms of the Offering, debt obligations arising since August 9, 2013 were repaid as follows: Fountainhead - $91,519; Peter Zachariou - $20,000; David Cantor - $15,000.

(b) Employment of Chief Executive Officer and Employment Agreements. Effective as of January 2, 2014, our board of directors appointed Peter C. Zachariou, our Executive Vice President, to the additional role as the Company’s Chief Executive Officer. Also effective as of the January 2, 2014 the Company entered into separate, but largely identical Employment Agreements with Mr. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor. The aforementioned Employment Agreements provide for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersede any prior employment agreements or arrangements between the respective parties.

(c) Amendment to Consulting Agreement. Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to January 2, 2015. As of January 2014, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock at the end of each quarter until the occurrence of specified milestones.

(d) Conversion Agreement. Effective as of January 2, 2014, the Company and Fountainhead entered into a Conversion Agreement whereby Fountainhead agreed to convert all amounts accrued as of the date of the Initial Closing into an investment in that amount in the Offering. Pursuant to the terms of this agreement, Fountainhead converted $1,426,542 of accrued consulting fees into the Units.

Other Related Party Transactions

During the period January 2014 to September 1 2015, in accordance with the terms the Consulting Agreement, the Company issued 43,853 shares of Common Stock (valued at $90,000) and made cash fee payments of $90,000 to Fountainhead.

During 2014 related party accrued interest due payments were made to: Fountainhead ($236,952); Peter Zachariou, a director of the Company ($81,840); and David Cantor, a director of the Company ($247).

On August 5, 2014, the Company entered into a series of agreements with Fountainhead, along with certain other related and non-related parties (together, the “Fountainhead Parties”), to exchange all of the parties’ $2,355,587 of debt into an equivalent amount of Company preferred equity. Under the terms of the exchange, the Fountainhead Parties received 235,590 of newly-issued Company Series D Convertible Preferred shares (“Series D”) that are convertible into Company Common Shares at a price of $2.15. The Series D carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. On the second (2nd) anniversary of the date of issuance of the Series D, the dividend rate is increased to 12% per annum. The Company is able to redeem the Series D at par at any time, at its sole option. The Fountainhead Parties will receive a number of warrants equivalent to 75% of the Company Common Shares issuable on conversion of the Series D, exercisable at $3.08 per share for a period of three (3) years from the date of issuance. If the Series D has not then been redeemed or converted within three years from date of issuance, the Fountainhead Parties will receive additional warrants equivalent to 50% of the shares of the Company Common Shares issuable on conversion of the Series D that they then hold, exercisable at the then market price.

At the same time, in a transaction not related to the aforementioned exchange of securities, Fountainhead entered into an agreement with the Company preventing Fountainhead from selling any Company Common Shares currently held by Fountainhead below $4.50 per share. In return, the Company agreed to extend the life of certain of Fountainhead’s existing warrants expiring in 2015 to the expiration date as the warrants being issued under the exchange.

During February 2015 Preferred D Stock, convertible into shares of Common Stock, was issued in respect of Preferred Dividends as follows: 5,745 shares of Preferred D Stock, convertible into 26,721 shares of Common Stock (valued at $57,453) to Fountainhead; and 2,119 shares of Preferred D Stock, convertible into 9,856 shares of Common Stock (valued at $21,194) to Peter Zachariou.

During August 2015 Preferred D Stock, convertible into shares of Common Stock at $2.15, was issued in respect of Preferred Dividends as follows: 5,946 shares of Preferred D Stock, convertible into 27,656 shares of Common Stock (valued at $59,463) to Fountainhead; 2,194 shares of Preferred D Stock, convertible into 10,205 shares of Common Stock (valued at 21,936) to Peter Zachariou; and 393 shares of Preferred D Stock, convertible into 1,828 shares of Common Stock (valued at $3,932) to Craig Kirsch.

There were no other related party transactions during the year ended December 31, 2014 or the subsequent period through September 1, 2015.

Director Independence

As of September 1, 2015, of our seven (7) directors, Steven Girgenti, Oscar Bronsther, Lowell Rush and Pascale Mangiardi are considered "independent" in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The remaining three (3) directors are not considered “independent”. Therefore a majority of the board is independent.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2014 and December 31, 2013 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co P.C., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

The Company does not elect to incorporate any material by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

Our consolidated financial statements are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

Index to Financial Statements

Fiscal years ended December 31, 2014 and December 31, 2013 (audited)

Three and six months ended June 30, 2015 and June 30, 2014 (unaudited).

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Vycor Medical, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Vycor Medical, Inc. and Subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficiency), and cash flows for of the years then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/Paritz & Company, P.A.

Hackensack, New Jersey
March 27, 2015

VYCOR MEDICAL, INC.
Consolidated Balance Sheets

Table insert – table9p

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash	$1,891,658	$31,303
Trade accounts receivable, net of allowance for doubtful accounts of $2,721 and $6,474	123,815	212,660
Inventory	336,021	206,926
Prepaid expenses and other current assets	217,800	208,063
Total Current Assets	2,569,294	658,952

Fixed assets, net	582,434	706,197

Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	345,113	444,095
Website, net of accumulated amortization	12,576	1,680
Security deposits	53,169	53,169
Total Intangible and Other assets	662,015	750,101

TOTAL ASSETS	$3,813,743	$2,115,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable	$221,703	$254,024
Accrued interest: Related Party	-	238,299
Accrued interest: Other	40,634	147,984
Accrued liabilities	320,927	1,838,443
Derivative liability	19,792	-
Notes payable: Related Party	-	2,373,557
Notes payable: Other	321,785	578,185
Total Current Liabilities	924,841	5,430,492

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 235,560 and 16.2
issued and outstanding as at December 31, 2014 and December 31, 2013 respectively	$24	$1
Common Stock, $0.0001 par value, 25,000,000 shares authorized at December 31,
2014 and 2013, 10,879,899 and 6,757,225 shares issued and 10,776,565 and 6,635,891
outstanding at December 31, 2014 and 2013 respectively	1,088	675
Additional Paid-in Capital	23,903,793	13,762,689
Treasury Stock (103,334 shares of Common Stock as at December 31, 2014 and 2013
respectively, at cost)	(1,033)	(1,033)
Accumulated Deficit	(21,082,118)	(17,032,405)
Accumulated Other Comprehensive Income (Loss)	67,148	(45,170)

Total Stockholders’ Equity (Deficiency)	2,888,902	(3,315,243)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$3,813,743	$2,115,250

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statement of Comprehensive Loss

Table insert – table9p

	For the year ended December 31,
	2014	2013
Revenue	$1,250,292	$1,089,374

Cost of Goods Sold	156,300	153,832
Gross Profit	1,093,992	935,542

Operating expenses:
Research and development	69,114	53,451
Depreciation and Amortization	368,605	350,526
General and administrative	3,388,421	2,813,041

Total Operating expenses	3,826,140	3,217,018
Operating loss	(2,732,148)	(2,281,476)

Other income (expense)
Interest expense: Related Party	(80,093)	(131,400)
Interest expense: Other	(50,627)	(59,897)
Gain (loss) on foreign currency exchange	(105,685)	28,282
Loss on extinguishment of debt	(682,039)	-
Loss on extension of warrants	(146,488)	-
Change in fair value derivative liability	(252,633)	-
Total Other Income (expense)	(1,317,565)	(163,015)

Loss Before Provision for Income Taxes	$(4,049,713)	$(2,444,491)

Provision for income taxes	-	-
Net Loss	$(4,049,713)	$(2,444,491)
Comprehensive Income
Foreign Currency Translation Adjustment	(112,318)	34,375
Net Comprehensive Loss	$(4,162,031)	$(2,410,116)

Net Loss Per Share
Basic and diluted	$(0.54)	$(0.39)

Weighted Average Number of Shares Outstanding – Basic and
Diluted	7,559,407	6,324,175

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Statement of Stockholders’ Equity (Deficiency)

	Common Stock		Preferred Stock - Series C		Preferred Stock - Series D		Treasury Stock		Additional Paid-in	Accumulated	Accum
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Capital	Deficit	OCI (Loss)	Total
Balance at January 1,
2013	6,020,555	$ 602	39.3	$ 1	-	$ -	(68,889)	$ (1,033)	$ 13,141,489	$ (14,587,914)	$ (10,795)	$ (1,457,650)
Issuance of stock for board
and consulting fees	136,449	13	-	-	-	-	-	-	288,424	-	-	288,437
Common stock issuance
for conversion of preferred
shares and warrants	342,974	34	(38)	-	-	-	-	-	(34)	-	-	-
Common stock issuance
for warrant exercises	257,181	26							332,810			332,836
Return of equity into
Treasury Stock	-	-	-	-	-	-	(34,445)	-	-	-	-	-
Common stock issuance
for stock split round-up	66	-	-	-	-	-	-	-	-	-	-	-
Accumulated
Comprehensive Loss	-	-	-	-	-	-	-	-	-	-	(34,375)	(34,375)
Net loss for year ended
December 31, 2013										(2,444,491)		(2,444,491)
Balance at December 31,
2013	6,757,225	$ 675	1	$ 1	0	$ -	(103,334)	$ (1,033)	$ 13,762,689	$ (17,032,405)	$ (45,170)	$ (3,315,243)
Issuance of stock for board
and consulting fees	131,505	13	-	-	-	-	-	-	292,507	-	-	292,520
Share-based compensation
for consulting services	-	-	-	-	-	-	-	-	5,522	-	-	5,522
Issuances of shares and
warrants pursuant to
offering	2,777,808	278	-	-	-	-	-	-	3,387,446	-	-	3,387,724
Preferred shares issued in
exchange for debt	-	-			235,559	24			3,037,602	-	-	3,037,626
Revaluation of warrants on
extension									146,488			146,488
Common stock issuance
for conversion of preferred
shares	420,838	42	-	(1)			-	-	(162,059)	-	-	(162,017)
Common stock issuance
for accrued consulting fees	792,523	79	-	-	-	-	-	-	1,097,566			1,097,645
Reclassification of
derivative liability to
equity	-	-	-	-	-	-	-	-	2,336,032	-	-	2,336,032
Accumulated
Comprehensive Loss	-	-	-	-	-	-	-	-	-	-	112,318	112,318
Net loss for year ended
December 31, 2014										(4,049,713)		(4,049,713)
Balance at December 31,
2014	10,879,899	$ 1,088	1	$ -	235,559	$ 24	(103,334)	$ (1,033)	$ 23,903,793	$ (21,082,118)	$ 67,148	$ 2,888,902

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Statement of Cash Flows

Table insert – table9p

	For the year ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(4,049,713)	$(2,444,491)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	128,381	127,316
Depreciation of fixed assets	254,608	248,877
Inventory provision	2,567	35,000
Share based compensation	376,662	450,447
(Gain) loss on foreign exchange	105,685	(28,282)
Unrealized gain on change in fair value of derivative liability	252,633	-
Loss on extinguishment of debt	682,039	-
Loss on extension of warrants	146,488	-

Changes in assets and liabilities:
Accounts receivable	88,845	(67,868)
Inventory	(131,663)	48,651
Prepaid expenses	(88,356)	60,256
Change in accrued interest to related party	(255,034)	131,401
Change in accrued interest to other	(90,617)	59,745
Accounts payable	(32,321)	65,820
Accrued liabilities	(87,976)	574,757
Other current liabilities	(2,997)	(20,054)

Cash used in operating activities	(2,700,769)	(758,425)
Cash flows from investing activities:
Purchase of fixed assets	(130,845)	(128,054)
Purchase of website	(13,842)	-
Acquisition of subsidiary, net of cash acquired	-	(163,201)
Acquisition of patents	(26,455)	(66,752)
Cash used in investing activities	(171,142)	(358,007)
Cash flows from financing activities:
Proceeds from issuance of Common stock and Warrants	5,000,000	332,832
Proceeds from issuance of Notes Payable: Related Party	-	640,744
Proceeds from issuance of Notes Payable: Other	83,486	187,043
Repayment of Notes Payable to Related Party	(126,519)	-
Repayment of Notes Payable to Other	(231,337)	(71,548)
Cash provided by financing activities	4,725,630	1,089,071
Effect of exchange rate changes on cash	6,606	(1,157)
Net increase (decrease) in cash	1,860,325	(28,518)
Cash at beginning of year	31,303	59,821
Cash at end of year	$1,891,628	$31,303
Supplemental Disclosures of Cash Flow information:

Interest paid:	$462,194	$156
Non-Cash Transactions:
Common Stock issued on conversion of Preferred C Shares	-	$1,157,500
Acquisition of subsidiary: Deferred consideration payable	-	$161,530

Foreign exchange difference on deferred consideration		1,671
		$163,201

See accompanying notes to financial statements

1. FORMATION AND BUSINESS OF THE COMPANY

Business Description

Vycor Medical, Inc. (the “Company”) designs, develops and markets neurological medical devices and therapies through two operating divisions: Vycor Medical and NovaVision. Vycor Medical focuses on brain and cervical surgical access systems for sale to hospitals and medical professionals; NovaVision focuses on neuro-stimulation therapies and diagnostic devices for the treatment and screening of vision field loss resulting from neurological damage.

2. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. The Company is headquartered in Boca Raton, FL. The operations of Sight Science have been consolidated since January 4, 2012 the date of the completion of the acquisition of all the shares of Sight Science. All material inter-company accounts, transactions, and balances have been eliminated in consolidation. Certain reclassifications and format changes have been made to prior year amounts to conform to the current year presentation.

Revenue Recognition
Vycor Medical generates revenue from the sale of its surgical access system to hospitals and other medical professionals. Vycor Medical records revenue when a completed contract for the sale exists, the product is invoiced and shipped to the customer. Vycor Medical does not provide for product returns or warranty costs.

NovaVision generates revenues from various programs, therapy services and other sources such as license sales. Therapy services revenues represent fees from NovaVision’s vision restoration therapy software, eye movement training software, diagnostic software, clinic set up and training fees, and the professional and support services associated with the therapy. NovaVision provides vision restoration therapy directly to patients. The typical vision restoration therapy consists of six modules, performed on average over 6 months in the U.S. and U.K. and 10 months in Germany. A patient contract comprises set-up fees and monthly therapy fees. Set-up fees are recognized at the outset of the contract and therapy revenue is recognized ratably over the therapy period. Patient therapy is restricted to being completed by a patient within a specified time frame. NovaVision’s saccadic training software is generally completed within 2-4 weeks and revenue is therefore recognized fully at commencement.

Deferred revenue results from patients paying for the therapy in advance of receiving the therapy.

Cash and cash equivalents

The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Cash balances may at times exceed the FDIC insured limits. Cash also includes a US investment account in a money market backed by government securities up to 105% of the account balance. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included within cash are deposits paid by patients, held by the Company until the patient returns the VRT device at the end of therapy. At December 31, 2014 and 2013 patient deposits amounted to $32,869 and $25,467, respectively, and are reserved against in Other Current Liabilities.

Accounts Receivable and Allowance for Doubtful Accounts Receivable
We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required. We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary. Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories
Inventories are stated at the weighted average cost method. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product. If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. The provision for inventory for the years ended December 31, 2014 and 2013 was $17,200 and $35,000, respectively. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's consolidated statements of operations.

Foreign Currency

The Euro is the local currency of the country in which NovaVision GmbH conducts its operations and is considered the functional currency of this entity; the GB Pound is the local currency of the country in which Sight Science Limited conducts its operations and is considered the functional currency of this entity. All balance sheet amounts are translated to U.S. dollars using the U.S. exchange rate at the balance sheet date except for the equity section which is translated at historical rates. Operating statement amounts are translated using an average exchange rate for the period of operations. Foreign currency translation effects are accumulated as part of the accumulated other comprehensive income (loss) and included in shareholders’ (deficit) in the accompanying Consolidated Balance Sheet.

Educational marketing and advertising expenses

The Company may incur costs for the education of customers on the uses and benefits of its products. The Company will include education, marketing and advertising expense as a component of selling, general and administrative costs as such costs are incurred.

Income taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Fixed assets
Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Derivative Liability
The Company accounts for the 34,723 Series A Warrants issued in connection with the Offering (all as defined in Note 7), the holders of which have not waived their anti-dilution rights (as detailed further in Note 7) in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they have anti-dilution rights, they do not meet the criteria for equity treatment and are recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to remeasurement at each balance sheet date until exercised or until the anti-dilution provisions contained within the warrant agreements expire, and is classified in the balance sheet as a current liability. Any change in fair value of the warrant liability is recognized in the Company’s statement of operations as other income (loss).

Impairment of long-lived assets
Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and Development
The Company expenses all research and development costs as incurred. For the years ended December 31, 2014 and 2013, the amounts charged to research and development expenses were $69,114 and $53,451, respectively.

Software Development Costs
The Company accounts for software development costs in accordance with ASC 350-40, whereby all costs incurred during the preliminary stage of a development project should be charged to expense as incurred. Capitalization of costs begins after the preliminary stage has been completed, management commits to funding the project, it is probable that the project will be completed, and the software will be used for its intended function. All post-implementation costs are charged to expense as incurred. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years. The Company acquired internally developed software valued at $540,000 as part of the acquisition of the assets of NovaVision, Inc. on November 30, 2010 and $363,472 as part of the acquisition of the assets of Sight Science Limited on January 4, 2012. For the year ended December 31, 2014 the Company’s VRT 7.0 program completed the preliminary project stage, following which there was a capitalization of $73,413 of software development costs. Costs of $21,463 were capitalized for the Company’s NeuroEyeCoach program (prior to being brought into service in March 2014 with a total capitalized value of $119,106) and $29,784 for the NeuroEyeCoach Pro Physician Model.

Uses of estimates in the preparation of financial statements
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimated. To the extent management’s estimates prove to be incorrect, financial results for future periods may be adversely affected. Significant estimates and assumptions contained in the accompanying consolidated financial statements include management’s estimate of the allowance for uncollectible accounts receivable, amortization of intangible assets, and the fair values of options and warrants included in the determination of debt discounts and share based compensation.

Stock Compensation

The Company recognizes the cost of all share-based payments under the relevant authoritative accounting guidance. Share-based payments include any remuneration paid by the Company in shares of the Company’s common stock or financial instruments that grant the recipient the right to acquire shares of the Company’s common stock. For share-based payments to employees, which consist only of awards made under the stock option plan described below, the Company accounts for the payments in accordance with the provisions of ASC Topic 718, “Stock Compensation” (formerly referred to as SFAS No. 123(R)). Share-based payments to consultants, service providers and other non-employees are accounted for under in accordance with ASC Topic 718, ASC Topic 505, “Equity Payments to Non-Employees” or other applicable authoritative guidance.

Convertible Instruments
We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The embedded conversion option in connection with our convertible debt could not be exercised unless and until we completed a Qualifying Financing transaction. Accordingly, we determined based on authoritative guidance that the embedded conversion option is deemed to be a contingent conversion rather than active conversion option that did not require accounting recognition at the commitment dates of the issuances of the Notes.

Common Stock Purchase Warrants and Other Derivative Financial Instruments
We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 ("Contracts in Entity's Own Equity"). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Fair Value Measurements
We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	December 31,	December 31,
	2014	2013
Stock options outstanding	25,557	5,557
Warrants to purchase common stock	5,911,715	1,404,599
Debentures convertible into common stock	171,138	441,768
Preferred shares convertible into common stock	1,110,438	239,265
Total	7,218,848	2,091,189

Recent Accounting Pronouncements
From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers. This guidance requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in amounts that reflect the consideration to which a company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance will be effective beginning in fiscal 2017, and early adoption is not permitted. The standard allows for either a full retrospective or a modified retrospective transition method. The Company is currently evaluating the impact of this standard, including the transition method, on its consolidated results of operations, financial position and cash flows.

3. NOTES PAYABLE

Related Party Notes Payable

As of December 31, 2014 and December 31, 2013 Related Party Notes Payable consists of:

	December 31,	December 31,
	2014	2013
During the years 2009 to 2013 the Company issued convertible debentures in the aggregate amount of $1,733,006, payable to Fountainhead Capital Management (“Fountainhead”), the beneficial owner of more than 50% of the Company’s common stock. These debentures accrue interest at a rate of 6% per annum. The Holder is entitled to convert all or any amount of the principal face amount of the debentures then outstanding into shares of common stock of the Company at the conversion price of $1.88 per share, subject to adjustment, and does not require bifurcation. On August 5, 2014 the holder exchanged the note into Series D Convertible Preferred Stock of Vycor, see Note below.	-	1,733,007

During the years 2010 to 2013, the Company issued convertible debentures in the amount of $645,550 payable to Peter Zachariou, a Director of the Company. These debentures accrue interest rate of 6% per annum. The Holder is entitled to convert all or any amount of the principal face amount of the debenture then outstanding into shares of common stock of the Company at the conversion price of $2.85 per share, subject to adjustment and does not require bifurcation. On August 5, 2014 the holder exchanged the note into Series D Convertible Preferred Stock of Vycor.	-	625,550

In the period August 9 to December 2013 the Company issued short term, unsecured notes payable to David Cantor, in the aggregate amount of $15,000. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. This note was repaid in February 2014.	-	15,000

Total Related Party Notes Payable:	-	$2,373,557

Other Notes Payable

As of December 31, 2014 and 2013 Other Notes Payable consists of:

	December 31,	December 31,
	2014	2013

On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company an adjusted conversion price of $1.80 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended to December 31, 2015, subject to certain early repayment provisions.

	300,000	300,000

During the years 2012 to 2013 the Company issued short term, unsecured notes payable to Craig Kirsch in the aggregate amount of $111,550. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. The due date for this note was extended to January 2, 2017, subject to certain early repayment provisions. On August 5, 2014 the holder exchanged the note into Series D Convertible Preferred Stock of Vycor.	-	111,550

In September 2012 the Company issued short term, unsecured notes payable to Osbaldo Trading Limited in the amount of $42,900. The notes accrue interest at a rate of 6% per annum, are due on demand or one year after the issue date and are junior to the secured debentures and Preferred C Stock of the Company. This note was repaid in June 2014.	-	42,900

On October 22, 2013 the Company issued a term note for $100,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due November 30, 2013. This note was repaid in January 2014.	-	100,000

Insurance policy finance agreements. During the year ended December 31, 2014 the Company received proceeds from Insurance policy finance agreement of $81,913 and made repayments of $83,862. The notes are due over the next twelve months.	21,786	23,735

Total Other Notes Payable:	$321,786	$578,185

On August 5, 2014, the Company entered into a series of agreements with Fountainhead, along with certain other related and non- related parties (together, the “Fountainhead Parties”), to exchange all of the parties’ $2,355,587 of debt into Company Series D Convertible Preferred (“Series D”) shares of an equivalent value that are convertible into Company Common Shares at a price of $2.15. The Fountainhead Parties also received a number of warrants equivalent to 75% of the Company Common Shares issuable on conversion of the Series D, exercisable at $3.08 per share for a period of three (3) years from the date of issuance. Under Applicable Accounting Guidance ASC 405 and 470, the exchange is accounted for as an extinguishment of debt. The Company is required to compare the carrying value of the securities being extinguished with the fair value of the securities being issued in exchange. The fair values of the securities issued were determined using a variety of techniques including Black-Scholes at an aggregate of $3,037,626. The securities issued in exchange were recorded on the balance sheet at this aggregate fair value and the difference of $682,039 between fair value of the new securities and the carrying value of the extinguished securities was recognized in the income statement as a loss on extinguishment of debt.

4. SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments

The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss. Set out below are the revenues, gross profits and total assets for each segment.

Table insert nonbanded – table

	December 31,
	2014	2013
Revenue:
Vycor Medical	$893,028	$724,367
NovaVision	357,264	365,007
Total Revenue	$1,250,292	$1,089,374
Gross Profit:
Vycor Medical	780,424	628,839
NovaVision	313.568	306,703
Total Gross Profit	$1,093,992	$935,542
Total Assets:
Vycor Medical	$2,644,513	$799,120
NovaVision	1,169,230	1,316,130
Total Assets	$3,813,743	$2,115,250

(b) Geographic information. The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

Table insert nonbanded – tableful

	December 31,
	2014	2013
Revenue:
United States	$1,034,034	$858,751
Europe	216,258	230,623
Total Revenue	$1,250,292	$1,089,374
Gross Profit:
United States	$901,503	$732,404
Europe	192,489	203,138
Total Gross Profit	$1,093,992	$935,542
Total Assets:
United States	$3,367,679	$1,604,142
Europe	446,064	511,108
Total Assets	$3,813,743	$2,115,250

5. FIXED ASSETS

As of December 31, 2014 and 2013, Fixed Assets and the estimated lives used in the computation of depreciation are as follows:

		December 31,	December 31,
	Estimated Useful Lives	2014	2013
Machinery and equipment	3 years	$136,356	$146,344
Leasehold Improvements	5 years	6,206	6,206
Purchased Software	3 years	24,993	17,833
Molds and Tooling	5 years	234,230	234,230
Furniture and fixtures	7 years	20,079	22,288
Therapy Devices	3 years	86,286	87,906
Internally Developed Software	5 years	1,143,918	1,021,681
		1,652,068	1,536,488

Less: Accumulated depreciation and amortization		(1,069,634)	(830,291)

Property and Equipment, net		$582,434	$706,197

Depreciation expense for the years ended December 31, 2014 and 2013 was $254,608 and $248,877 respectively, including $14,383 and $25,667 respectively for Therapy Devices which is allocated to Cost of Sales.

6. INTANGIBLE ASSETS

As of December 31, 2014 and 2013, Intangible Assets consists of:

Table insert nonbanded – tableful

	December 31,
	2014	2013
Amortized intangible assets: Patent (8 years useful life)
Gross carrying Amount	$799,362	$772,414
Accumulated Amortization	(454,249)	(328,319)
	$345,113	$444,095
Amortized intangible assets: Website (5 years useful life)
Gross carrying Amount	$32,750	$18,908
Accumulated Amortization	$(20,174)	$(17,228)
	$12,576	$1,680

Intangible assets not subject to amortization
Trademarks	$251,157	$251,157

Intangible asset amortization expense for the periods ended December 31, 2014 and 2013 was $128,381 and $127,316, respectively.

7. EQUITY

2014 Private Placement Offering

On January 2, January 31, February 28, March 31, and April 25, 2014 the Company completed five separate closings (the “Closings” of an offering (the “Offering”) of Units comprising shares of common stock (“Common Stock”) (collectively, the “Shares” and individually, a “Share”) and Series A and Series B Warrants (collectively, the “Warrants”) (collectively, the “Units”) to accredited investors (the “Investors”) in a private placement. The Closings comprised the sale of an aggregate of $5,000,000 in the Units), which were issued pursuant to five separate Securities Purchase Agreements between the Company and the Investors in each of the four Closings. In the aggregate, the Company issued 2,777,808 shares of Common Stock, Series A Warrants to purchase an aggregate of 1,388,919 shares of Common Stock and Series B Warrants to purchase an aggregate of 1,388,919 shares of Common Stock.

Each Unit was priced at $1.80 and comprised of one share of Common Stock, a Series A warrant (the “Series A Warrants”) and a series B warrant (the “Series B Warrants”). The Series A Warrants were detachable and were exercisable over a three-year term and were issued with respect to the purchase of a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor at an exercise price per share of $2.05. The Series B Warrants were detachable and were exercisable over a three-year term and were issued with respect to the purchase of a number of shares of Common Stock equal to 50% of the number of Shares purchased by such investor at an exercise price per share of $3.08. The Warrants are subject to adjustment for stock splits, stock dividends or recapitalizations.

Also on January 2, 2014, Fountainhead exchanged an aggregate of $1,426,542 of consulting fees owed to it by the Company for the Units issued in the Offering. In the aggregate, the Company issued to Fountainhead 792,523 shares of Common Stock, Series A Warrants to purchase an aggregate of 396,262 shares of Common Stock and Series B Warrants to purchase an aggregate of 396,262 shares of Common Stock.

Based on the subscription terms applicable to the holders of the Company’s previously-issued Series C Convertible Preferred Stock, such holders were given the option of exchanging their investment in such unconverted Series C Convertible Preferred Stock and the related warrants into the securities which are the subject of the Offering, based on the amount of their investment in the Series C Convertible Preferred Stock and the related warrants. On February 24, 2014, the holders of 15.15 shares of Series C Convertible Preferred Stock (representing an aggregate investment of $757,700) exchanged their Series C Convertible Preferred Stock and related warrants for an aggregate of 420,838 shares of Common Stock, Series A Warrants to purchase an aggregate of 210,419 shares of Common Stock and Series B Warrants to purchase an aggregate of 210,419 shares of Common Stock.

Under the terms of the Placement Agent agreement with Garden State Securities, Inc. (“GSS”) (see Note 12), the Company issued an aggregate of 402,033 Placement Agent Warrants, on almost identical terms to the Series A Warrants.

The Series A Warrants and Placement Agent Warrants carried anti-dilution rights (which arose in the event the Company sold securities at a price below $2.05 within one year of the date that the initial Registration Statement has been declared effective by the SEC). Effective May 15, 2014 these anti-dilution rights were waived for all but 34,723 of the Series A Warrants and for all of the Placement Agent Warrants. Accordingly, 34,723 shares of Common Stock are subject to anti-dilution and are recorded as a derivative liability in accordance with the guidance contained in ASC 815-40-15-7D (see Notes 2 and 9)

Other Equity Transactions

During January to December 2014, the Company issued: 8,516 shares of Common Stock (valued at $20,000) to Steven Girgenti, 8,939 shares of Common Stock (valued at $20,000) to Oscar Bronsther and 8,435 shares of Common Stock (valued at $18,750) to Lowell Rush in consideration for services provided to the Board of Directors; and 2,720 shares of Common Stock (valued at $6,250) to Alvaro Pasual-Leone, 5,441 shares of Common Stock (valued at $12,500) to Josef Zihl and 2,793 shares of Common Stock (valued at $6,250) to each of Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During January to December 2014, in accordance with the terms the Consulting Agreement, the Company issued 27,368 shares of Common Stock (valued at $60,000) to Fountainhead.

During January 2014, the Company issued 3,000 and 2,000 shares respectively of Common Stock (valued at $5,400 and $3,600 respectively) to Del Mar Consulting Group, LLC and Alex Partners respectively under the terms of their advisory amendment agreements.

On March 11, 2014 the Company entered into an Amendment Agreement with GSS. Under the Amendment Agreement, the Company agreed to issue 30,000 shares of Common Stock (valued at $66,000) on the date of the Amendment Agreement in respect of the period January to December 2014, rather than 7,500 shares per month under the original agreement.

During March 2014, in accordance with the terms of an investor relations advisory agreement, the Company issued 2,500 shares of Common Stock (valued at $4,700) to J and M Group, LLC.

During June to December 2014, in accordance with the terms of an investor relations advisory agreement, the Company issued 27,000 shares of Common Stock (valued at $62,820) to Hayden IR, LLC.

On August 5, 2014, the Company entered into a series of agreements with Fountainhead, along with certain other related and non- related parties (together, the “Fountainhead Parties”), to exchange all of the parties’ $2,355,587 of debt into an equivalent amount of Company preferred equity. Under the terms of the exchange, the Fountainhead Parties received 235,590 of newly-issued Company Series D Convertible Preferred shares (“Series D”) that are convertible into Company Common Shares at a price of $2.15. The Series D carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. On the second (2nd) anniversary of the date of issuance of the Series D, the dividend rate is increased to 12% per annum. The Company is able to redeem the Series D at par at any time, at its sole option. The Fountainhead Parties will receive a number of warrants equivalent to 75% of the Company Common Shares issuable on conversion of the Series D, exercisable at $3.08 per share for a period of three (3) years from the date of issuance. If the Series D has not then been redeemed or converted within three years from date of issuance, the Fountainhead Parties will receive additional warrants equivalent to 50% of the shares of the Company Common Shares issuable on conversion of the Series D that they then hold, exercisable at the then market price.

In August 2014, Fountainhead entered into an agreement with the Company preventing it from selling any Vycor Shares currently held by Fountainhead below $4.50. In return, the Company agreed to extend the life of certain of Fountainhead’s existing warrants expiring in 2015 to the same 3-year term as the warrants issued under the exchange of Fountainhead debt into Company Preferred Shares. The fair value of the extended terms was determined, using Black-Scholes, and recorded on the balance sheet, and the difference between fair value of the extended terms and of the existing terms of $146,488 was recognized in the income statement as loss on extension of warrants.

8. SHARE-BASED COMPENSATION

The Company recognizes the cost of all share-based payments under the relevant authoritative accounting guidance. Share-based payments include any remuneration paid by the Company in shares of the Company’s common stock or financial instruments that grant the recipient the right to acquire shares of the Company’s common stock. For share-based payments to employees, which consist only of awards made under the stock option plan described below, the Company accounts for the payments in accordance with the provisions of ASC Topic 718, “Stock Compensation” (formerly referred to as SFAS No. 123(R)). Share-based payments to consultants, service providers and other non-employees are accounted for under in accordance with ASC Topic 718, ASC Topic 505, “Equity Payments to Non-Employees” or other applicable authoritative guidance.

Stock Option Plan
The Company adopted the Vycor Medical, Inc. Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant- date fair value and recognized over the vesting period of the applicable award on a straight-line basis. For the years ended December 31, 2014 and 2013, 20,000 and 0 employee stock options were granted.

For the years ended December 31, 2014 and 2013, the Company recognized share-based compensation of $0 and $0, respectively.

Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan. As of December 31, 2014 there were no awards of any stock appreciation rights.

The Company from time to time issues common stock, stock options or common stock warrants to acquire services or goods from non-employees. Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, which is measured as of the “measurement date” using an option pricing model. The “measurement date” for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant.

The details of the outstanding rights, options and warrants and value of such rights, options and warrants are as follows:

		Weighted average
		exercise price
STOCK WARRANTS:	Number of shares	per share
Outstanding at December 31, 2012	1,749,874	$3.03

Granted	-	-
Exercised	(341,941)	1.49
Cancelled or expired	(3,334)	10.50
Outstanding at December 31, 2013	1,404,599	$3.39

Granted	5,226,120	$2.61
Exercised	-	-
Cancelled or expired	(719,004)	$4.46
Outstanding at December 31, 2014	5,911,715	$2.57

		Weighted average
		exercise price
STOCK OPTIONS:	Number of shares	per share
Outstanding at December 31, 2012	5,557	$20.25

Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2013	5,557	$20.25

Granted	20,000	$2.00
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2014	25,557	$5.97

As of December 31, 2014, the weighted-average remaining contractual life of outstanding warrants and options is 2.24 and 3.20 years, respectively.

Non-Employee Stock Compensation

During the year ended December 31, 2014, the Company issued an aggregate of 8,516, 8,939 and 8,435 shares of common stock, respectively, valued at $20,000, $20,000 and $18,750 to each of Steven Girgenti, Oscar Bronsther and Lowell Rush for services rendered to the board of directors. For the year ended December 31, 2014, a total of $58,750 was recognized as share-based compensation for the issuance of these shares.

During the year ended December 31, 2014 the Company issued an aggregate of 2,720, 2,793 and 2,793 shares of common stock, respectively, valued at $6,250, to each of Alvaro Pascual-Leone, Jason Barton and Jose Romano and 5,441 shares of common stock valued at $12,500 to Josef Zihl for services rendered to the Scientific Advisory Board of NovaVision. For the year ended December 31, 2014 an aggregate of $31,250 was recognized as share-based compensation for the issuance of these shares.

During January to December 2014, in accordance with the terms the Consulting Agreement, the Company issued 27,368 shares of Common Stock valued at $60,000 to Fountainhead.

On January 2, 2014 the Company issued warrants to Dr. Donald O’Rourke to purchase 7,000 shares of Vycor Common Stock at an exercise price of $3.08 per share, exercisable for a period of three years. The fair value of these warrants was estimated at $5,522 using Black-Scholes and the full value was recognized immediately.

In November 2013, the Company entered into three-month extension amendments to the existing agreements with Del Mar Consulting, Inc. and Alex Partners, LLC under which 33,000 and 27,000 shares of Company Common Stock respectively were issued, valued at $66,000 and $54,000 respectively. The value of these shares was amortized over the period of the agreement, and for the year ended December 31, 2014 aggregate stock compensation of $78,620 was recognized as share-based compensation in connection with these agreements. Under the extension agreement, the Company had the option to pay all or part of the monthly fees in cash and for January 2014 3,000 shares valued at $5,400 were issued to Del Mar and 2,000 shares valued at $3,600 were issued to Alex Partners.

On July 2, 2013, the Company entered into an advisory agreement with a registered broker-dealer to provide certain financial advisory services to the Company. Under the terms of the advisory agreement, the Company issued 27,000 restricted shares of Company Common Stock to the broker-dealer on execution, which was valued on the date of issuance at $66,000, which was recognized as share based compensation through December 31, 2014.

In March 2014, the Company entered into a one-month investor relations advisory agreement with J and M Group, LLC, under which the Company issued 2,500 shares of Common Stock valued at $4,700, which was fully expensed in March 2014.

In March 2014, the Company entered into an investor relations advisory agreement with Hayden IR, LLC, under which the Company issued 18,000 shares of Common Stock valued at $43,020, which is being amortized over the six months from April to September, 2014. In November 2014 the Company issued 9,000 shares of Common Stock valued at $19,800 which was amortized by December 31, 2014. For the year ended December 31, 2014 total stock compensation of $62,820 was recognized as share-based compensation in connection with this agreement.

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to the above non-employees for the year ended December 31, 2014 was $376,662. As of December 31, 2014, there was $0 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based compensation resulting from the issuance of Common Stock is calculated by reference to the valuation of the Stock on the date of issuance, the expense being recognized as the compensation is earned. Stock-based compensation expenses related to employee options and warrants granted to non-employees are recognized as the stock options and warrants are earned. The fair value of the stock options or warrants granted is estimated at the grant date, using the Black-Scholes option pricing model, and the expense is recognized on a straight-line basis over the shorter of the period over which services are to be received or the life of the option or warrant. The grant date fair value of employee share options and similar instruments is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, adjusted for the unique characteristics of those equity instruments, using the assumptions noted in the table below. The fair value of the common stock is determined by the then-prevailing private placement purchase price. Expected volatility was based on the historical volatility of a peer group of publicly traded companies. The expected term of options and warrants was based upon the life of the option, and the risk-free rate used was based on the U.S. Treasury Constant Maturity rate.

The stock compensation expensed during the year ended December 31, 2014 resulted only from the issuance of Common Stock valued on the date of issuance. The following assumptions were used in calculations of the Black-Scholes option pricing model for warrant- based stock compensation in year ended December 31, 2014:

	Year ended December 31,
	2014	2013
Risk-free interest rates	0.78%	0.42-1.60%
Expected life	3 years	3 years
Expected dividends	0%	0%
Expected volatility	75%	96-99%
Vycor Common Stock fair value	$2.05	$3.00-$4.50

9. FAIR VALUE MEASUREMENTS

The Company has adopted ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

Under the terms of the Offering, during the period January 2 to April 25, 2014, in five separate closings, a total of 2,397,631 Series A Warrants and Placement Agent Warrants were issued as part of the Offering, which carried anti-dilution rights. Effective May 15, 2014 these anti-dilution rights were waived for all but 34,723 of the Series A Warrants and for all of the Placement Agent Warrants. The Company accounts for the Series A Warrants in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they have anti-dilution rights, they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis (the Series A Warrants described above) as of September 30, 2014 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the liability, and includes situations where there is little, if any, market activity for the liability:

	December 31,
Description	2014	Level 1	Level 2	Level 3
Warrant Liability	$19,792	$-	$-	$19,792

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3):

Balance at January 1, 2014	$-
Issuance of Series A Warrants and Placement Agent Warrants as part of Offering Units on January 2,	2,103,195
January 31, February 24, February 28 and March 31, April 25, 2014
Change in fair value during period	252,633
Reclassification to equity from waiver of anti-dilution on May 15, 2014	(2,336,036)
Balance at December 31, 2014	$19,792

The fair value of the Series A Warrants and Placement Agent Warrants was determined using a Monte Carlo Simulation. This model requires the input of highly subjective assumptions, including the expected price volatility, which is based on the historical volatility of a peer group of publicly traded companies. Changes in the subjective input assumptions can materially affect the estimate of fair value of the warrants and the Company’s results of operations could be impacted.

The following assumptions were used in calculations of the Monte Carlo Simulation model for the year ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013
Risk-free interest rates	0.58-0.93%	-
Expected life	2.09 – 3.00 years	-
Expected dividends	0%	-
Expected volatility	71-97%	-
Vycor Common Stock fair value	$1.79-$2.70	-

10. INCOME TAXES

Loss Before Taxes

	December 31, 2014	December 31, 2013
Domestic	$3,646,424	$2,216,711
Foreign	403,289	227,780
	$4,049,713	$2,444,491

The reconciliation of income tax expense at the U.S. statutory rate of 35% in 2014 and 2013, to the Company's effective tax rate is as follows:

	Year Ended December 31,
	2014	2013
US statutory rate	$(1,417,399)	$(855,572)
Tax difference between foreign and U.S.	28,909	21,169
Change in Valuation Allowance	(1,388,490)	(834,403)
Tax Provision	$-	$-

Deferred Income Taxes
The Company has incurred net operating losses since inception. The Company has not reflected any tax benefit related to such net operating losses in the financial statements. Prior to August 15, 2007 the Company was a limited liability company and losses were passed through to the individual members, therefore the Company only has potential tax benefits from the date it became a ‘C’ corporation.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries’ deferred tax assets at December 31, 2014 and December 31, 2013 are as follows:

	December 31, 2014	December 31, 2013
Operating loss carry-forward	$4,800,000	$3,100,000
Deferred tax asset before Valuation allowance	4,800,000	3,100,000
Valuation allowance	(4,800,000)	(3,100,000)
Net deferred tax asset	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

The authoritative guidance requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, management has determined that a 100% valuation allowance is appropriate at December 31, 2014 and December 31, 2013.

Net Operating Loss Carry-Forwards
As of December 31, 2014 and 2013, the Company had U.S. accumulated losses for tax purposes of approximately $13,800,000 and $9,000,000 respectively, which may be carried forward and offset against U.S. taxable income, and which expire during the tax years 2027 through 2032.

Federal tax laws impose significant restrictions on the utilization of net operating loss carry-forwards and in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carry-forwards may be subject to the above limitations.

As of December 31, 2014 and 2013, the Company had German accumulated losses for tax purposes of approximately $740,000 and $620,000 respectively, which may be carried forward and offset against German taxable income subject to certain restrictions and limitations. Such carry-forwards are subject to certain restrictions and limitations in the event of changes in the NovaVision GmbH’s ownership.

As of December 31, 2014 and 2013, the Company had UK accumulated losses for tax purposes of approximately $180,000 and $140,000 respectively, which may be carried forward and offset against UK taxable income subject to certain restrictions and limitations.

Tax Rates
The applicable US income tax rate for the Company for both of the years ended December 31, 2014 and 2013 was 35%. Non-US subsidiaries are taxed according to the tax laws in their respective country of residence. The German applicable rate for both of the years ended December 31, 2014 and 2013 was 31.58%; the UK applicable rate for both the years ended December 31, 2014 and 2013 was 20%.

US income taxes and foreign withholding taxes were not provided for on undistributed earnings of the Company’s foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to US in the form of dividends or otherwise, after the repayment of intercompany debt, the Company would be subject to additional US income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

Uncertain Tax Position
The Company has recorded no liability for income taxes associated with unrecognized tax benefits at the date of adoption and has not recorded any liability associated with unrecognized tax benefits during 2014 and 2013. Accordingly, the Company has not recorded any interest or penalty in regard to any unrecognized benefit.

11. COMMITMENTS AND CONTINGENCIES

Lease
The Company leases approximately 10,000 sq. ft. located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the year ended December 31, 2014 and 2013 was $202,083 and $182,197 respectively.

Potential German tax liability
In June 2012 the Company's German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company's acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. To the extent that this assessment, a higher or a reduced amount, is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability for the years ended December 31, 2014 and 2013).

Potential China Patent Infringement
The Company was made aware in 2012 that a competitor had been granted a patent for related technology, and appeared to be entering the market with products that infringe the Company’s own issued patent. Following investigation, the Company initiated an invalidation of the competitor’s patent; in March 2014 the Patent Re-examination Board issued an Examination Decision invalidating all the claims of the competitor’s patent. The competitor appealed the decision, but the Company has contested the appeal. A final decision on the appeal is pending. The Company has, in the interim, also prepared to enforce its own patent against this competitor. The Company has also been made aware that a second competitor has filed a patent application for related technology and also may be producing a product that potentially infringes the Company’s patent, and has filed documents with the State Intellectual Property Office opposing grant of the patent application. As a general rule the Company intends to take all necessary action to protect its patent portfolio. As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

12. CONSULTING AND OTHER AGREEMENTS

The following agreements were entered into or remained in force during the year ended December 31, 2014:

Consulting Agreement with Fountainhead

Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to January 2, 2015. As of January 2014, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock at the end of each quarter until the occurrence of specified milestones.

Consulting Agreement with Del Mar Consulting Group, Inc and Alex Partners, LLC.

In November 2013, the Company entered into three-month extension amendments to the existing agreements with Del Mar Consulting, Inc. and Alex Partners, LLC under which 33,000 and 27,000 shares of Company Common Stock respectively were issued, valued at $66,000 and $54,000 respectively. These agreements expired at the end of February 2014.

Garden State Securites, Inc. (“GSS”) Advisory and Placement Agent Agreements

On July 2, 2013, the Company entered into two agreements with GSS one to provide certain financial advisory services to the Company (“Advisory Agreement”) and the other to act as placement agent for the Company (“Placement Agent Agreement”).

Under the terms of the Advisory Agreement, GSS was engaged on a non-exclusive basis to provide financial advisory services to the Company for at least ninety (90) days and thereafter until either party terminates the arrangement. Under the terms of the Advisory Agreement, as amended on March 14, 2014, the Company issued 45,000 restricted shares of Company Common Stock to the broker-dealer, 15,000 of which were issuable on the date of the execution of the Agreement and 30,000 additional shares were issued on March 11, 2014. The Agreement also called for the Company to reimburse certain out-of-pocket expenses.

Under the terms of the Placement Agent Agreement, the Company engaged GSS as its exclusive placement agent until the later of (i) 90 days from the date of execution of the Agreement or (ii) the end of the offering period of any securities financing undertaken by the Company in connection with the Placement Agent Agreement. Normal placement agents fees and expense reimbursement were payable.

Investor Relations Agreements

In March 2014, the Company entered into a twelve (12) month investor relations advisory agreement, as amended (“Hayden Agreements”) in June 2014, with Hayden IR, LLC. Under the terms of Hayden Agreements, Hayden receives $8,500 in cash per month and 36,000 shares of Common Stock; 18,000 issued in June 2014 and 3,000 shares issued monthly from October 2014 of which 9,000 were issued in November 2014.

In October 2014, the Company entered into consulting agreements with JLS Ventures, LLC (“JLS”) and JDR Capital Partners (“JDR”) relating to implementation of the Company’s global Investor Relations and Public Relations Strategy. Effective as of December 3, 2014, the Company terminated each of the JLS and JDR agreements. These terminations were amicable on the part of all parties. With respect to the JLS agreement, the Company agreed that JLS could retain all amounts paid by the Company for services through the date of termination and the parties agreed that no further amounts were due and payable by the Company on account of the agreement and JLS agreed to return the 100,000 shares of Company common stock which had been previously issued to JLS. With respect to the JDR agreement, the Company agreed that JDR could retain all amounts paid by the Company for services through the date of termination and the parties agreed that no further amounts were due and payable by the Company on account of the agreement.

13. RELATED PARTY TRANSACTIONS

2014 Private Placement Offering

Under the terms of the Offering, there were certain agreements with Related Parties:

(a) Debt Amendment and Repayment. Fountainhead and Peter Zachariou agreed to extend the maturity of all of the Company’s debt obligations due to them due to as of August 9, 2013 (aggregating $2,247,037) to January 2, 2017, subject to the earlier repayment of such debt upon the occurrence of certain specified conditions. Fountainhead and Peter Zachariou further released all security interests associated with any of the obligations and agreed to forebear declaring any event of default under the obligations for a period of 24 months following the date of the Initial Closing. During January and February 2014, also under the terms of the Offering, debt obligations arising since August 9, 2013 were repaid as follows: Fountainhead - $91,519; Peter Zachariou - $20,000; David Cantor - $15,000.

(b) Employment of Chief Executive Officer and Employment Agreements. Effective as of January 2, 2014, our board of directors appointed Peter C. Zachariou, our Executive Vice President, to the additional role as the Company’s Chief Executive Officer. Also effective as of the January 2, 2014 the Company entered into separate, but largely identical Employment Agreements with Mr. Zachariou, Adrian Liddell and David Cantor. Mr. Zachariou’s Employment Agreement commences on the Effective Date and terminates six months following the appointment of a successor Chief Executive Officer; Mr. Liddell’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor Chief Financial Officer; and Mr. Cantor’s Employment Agreement commences on the Effective Date and terminates upon the appointment of a successor. The aforementioned Employment Agreements provide for annual compensation of $110,000, payment of which is deferred for 12 months from the Effective Date and is subject to the achievement of certain enumerated milestone conditions. Each of these Employment Agreements supersede any prior employment agreements or arrangements between the respective parties.

(c) Amendment to Consulting Agreement. Effective as of January 2, 2014, the Company and Fountainhead amended their Consulting Agreement to extend the term of the Consulting Agreement to January 2, 2015. As of January 2014, the monthly retainer payable to Fountainhead was reduced to $10,000 per month, payable $5,000 in cash and the remainder payable in Company Common Stock at the end of each quarter until the occurrence of specified milestones.

(d) Conversion Agreement. Effective as of January 2, 2014, the Company and Fountainhead entered into a Conversion Agreement whereby Fountainhead agreed to convert all amounts accrued as of the date of the Initial Closing into an investment in that amount in the Offering. Pursuant to the terms of this agreement, Fountainhead converted $1,426,542 of accrued consulting fees into the Units.

Other Related Party Transactions

During January to December 2014, in accordance with the terms the Consulting Agreement, the Company issued 27,368 shares of Common Stock (valued at $60,000) to Fountainhead.

During 2014 related party accrued interest due payments were made to: Fountainhead ($236,952); Peter Zachariou, a director of the Company ($81,840); and David Cantor, a director of the Company ($247).

On August 5, 2014, the Company entered into a series of agreements with Fountainhead, along with certain other related and non-related parties (together, the “Fountainhead Parties”), to exchange all of the parties’ $2,355,587 of debt into an equivalent amount of Company preferred equity. Under the terms of the exchange, the Fountainhead Parties received 235,590 of newly-issued Company Series D Convertible Preferred shares (“Series D”) that are convertible into Company Common Shares at a price of $2.15. The Series D carry a cumulative preferred dividend of 7% per annum, payable in cash or Series D at the Company’s option. On the second (2nd) anniversary of the date of issuance of the Series D, the dividend rate is increased to 12% per annum. The Company is able to redeem the Series D at par at any time, at its sole option. The Fountainhead Parties will receive a number of warrants equivalent to 75% of the Company Common Shares issuable on conversion of the Series D, exercisable at $3.08 per share for a period of three (3) years from the date of issuance. If the Series D has not then been redeemed or converted within three years from date of issuance, the Fountainhead Parties will receive additional warrants equivalent to 50% of the shares of the Company Common Shares issuable on conversion of the Series D that they then hold, exercisable at the then market price.

At the same time, in a transaction not related to the aforementioned exchange of securities, Fountainhead entered into an agreement with the Company preventing Fountainhead from selling any Company Common Shares currently held by Fountainhead below $4.50 per share. In return, the Company agreed to extend the life of certain of Fountainhead’s existing warrants expiring in 2015 to the expiration date as the warrants being issued under the exchange.

There were no other related party transactions during the year ended December 31, 2014.

14. SUBSEQUENT EVENTS

Share Issuance

During January to March 2015, the Company issued 2,717 shares of Common Stock (valued at $5,000) to Steven Girgenti, 919 shares of Common Stock (valued at $1,562) to Alvaro Pascale-Leone and 1,838 share of Common Stock (valued at $3,125) to Josef Zihl.

During January 2015, the Company issued 13,889 shares of Common Stock (valued at $25,000) to Acorn Management Partners, LLC, in respect of an investor relations services agreement.

Other Subsequent Events

In March 2015 Vycor agreed to pay $65,000 in cash to purchase a portfolio of two pending United States patent applications which disclose approaches to integrating surgical navigation systems into optically-transparent neurosurgical obturators.

VYCOR MEDICAL, INC.
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2015	2014
ASSETS

Current Assets
Cash	$1,010,718	$1,891,658
Trade accounts receivable, net of allowance for doubtful accounts of $2,711 and $2,721	113,472	123,815
Inventory	285,289	336,021
Prepaid expenses and other current assets	186,343	217,800
Total Current Assets	1,595,822	2,569,294

Fixed assets, net	479,114	582,434

Intangible and Other assets:
Trademarks	251,157	251,157
Patents, net of accumulated amortization	368,036	345,113
Website, net of accumulated amortization	14,041	12,576
Security deposits	46,919	53,169
Total Intangible and Other assets	680,153	662,015

TOTAL ASSETS	$2,755,089	$3,813,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$124,566	$221,703
Accrued interest	64,436	40,634
Accrued liabilities	287,288	320,927
Derivative liability	-	19,792
Notes payable	315,307	321,785
TOTAL CURRENT LIABILITIES	791,597	924,841

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 243,804 and 235,560
issued and outstanding as at June 30, 2015 and December 31, 2014 respectively	$24	$24

Common Stock, $0.0001 par value, 25,000,000 shares authorized 10,941,783 and
10,879,899 shares issued and 10,838,449 and 10,776,565 outstanding at June 30, 2015
and December 31, 2014 respectively	1,094	1,088

Additional Paid-in Capital	24,124,693	23,903,793
Treasury Stock (103,334 shares of Common Stock as of June 30, 2015 and December
31, 2014 respectively, at cost)	(1,033)	(1,033)
Accumulated Deficit	(22,309,012)	(21,082,118)
Accumulated Other Comprehensive Income	147,726	67,148

Total Stockholders’ Equity	1,963,492	2,888,902
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,755,089	$3,813,743

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statements of Comprehensive Loss
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$286,018	$298,540	$614,570	$656,662

Cost of Goods Sold	33,981	35,767	85,674	78,724

Gross Profit	252,037	262,773	528,896	577,938

Operating expenses:
Research and development	15,672	37,395	38,898	52,751
Depreciation and Amortization	86,708	98,997	169,357	193,093
General and administrative	607,750	829,989	1,387,052	2,028,240

Total Operating expenses	710,130	966,381	1,595,307	2,274,084

Operating loss	(458,093)	(703,608)	(1,066,411)	(1,696,146)

Other Income (Expense)
Interest expense – Related Party	-	(33,613)	-	(67,442)
Interest expense - Other	(11,842)	(12,327)	(23,682)	(26,621)
Gain (loss) on foreign currency exchange	17,723	(5,560)	(74,147)	(6,193)
Change in fair value derivative liability	31,945	(523,277)	19,792	(269,993)
Total Other expense	37,826	(569,217)	(78,038)	(364,056)

Loss before Provision for Income Taxes	$(420,267)	$(1,278,385)	$(1,144,448)	$(2,066,395)

Provision for Income Taxes
Net Loss	$(420,267)	$(1,278,385)	$(1,144,448)	$(2,066,395)

Preferred Dividends	-	-	(82,446)	-

Net Loss available to common shareholders	$(420,267)	$(1,278,385)	$(1,266,894)	$(2,066,395)

Comprehensive Loss

Foreign Currency Translation Adjustment	19,076	5,905	(80,577)	6,427

Net Comprehensive Loss	$(401,191)	$(1,272,480)	$(1,307,471)	$(2,059,968)

Loss Per Share
Basic and diluted	$(0.04)	$(0.12)	$(0.11)	$(0.21)

Weighted Average Number of Shares Outstanding	10,819,691	10,570,609	10,806,338	9,787,198

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
Consolidated Statement of Cash Flows
(unaudited)

	For the six months ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,144,448)	$(2,066,395)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	41,700	74,944
Depreciation of fixed assets	132,418	125,786
Provision for inventory	15,162
Share based compensation expense	138,460	259,727
Loss on foreign exchange	74,147	6,193
Change in fair value of derivative liability	(19,792)	269,993

Changes in assets and liabilities:
Accounts receivable	10,342	15,753
Inventory	35,570	(32,747)
Prepaid expenses	65,259	990
Security Deposits	6,250	-
Accounts payable	(97,137)	(68,737)
Accrued interest: Related Party	-	(218,895)
Accrued interest: Other	23,803	(115,868)
Accrued liabilities	(33,638)	(45,550)

Cash used in operating activities	$(751,904)	$(1,794,806)
Cash flows used in investing activities:
Purchase of fixed assets	(26,486)	(62,001)
Purchase of website	(3,250)	(13,842)
Acquisition of patents	(66,276)	(6,199)
Cash used in investing activities	(96,012)	(82,042)
Cash flows from financing activities:
Proceeds from issuance of Common Stock Offering	-	5,000,000
Repayment of Notes Payable: Related Party	-	(126,519)
Repayment of Notes Payable: Other	(40,280)	(186,716)
Cash provided by financing activities	(40,280)	4,686,765
Effect of exchange rate changes on cash	7,256	(1,168)
Net increase (decrease) in cash	(880,940)	2,808,749
Cash at beginning of period	1,891,658	31,303
Cash at end of period	$1,010,718	$2,840,052

Supplemental Disclosures of Cash Flow information:
Interest paid:	$-	$430,208
Preferred stock dividends satisfied in new preferred stock	$82,446	$-

See accompanying notes to financial statements

VYCOR MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2015
(unaudited)

1. BASIS OF PRESENTATION

The consolidated financial statements of the Company present the financial position, results of operations, and cash flows of Vycor Medical, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Commission. In accordance with those rules and regulations certain information and footnote disclosures normally included in comprehensive financial statements have been condensed or omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2014 derives from the audited financial statements at that date, but does not include all the information and footnotes required by GAAP. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The condensed consolidated financial statements for the three and six months ended June 30, 2015 and 2014, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. The results of operations for the three and six months ended June 30, 2015 and 2014 are not necessarily indicative of the results to be expected for any other interim period or for the entire year. Certain prior period amounts have been reclassified to conform to the current presentation.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Vycor Medical, Inc., and its wholly-owned subsidiaries, NovaVision, Inc. (a Delaware corporation), NovaVision GmbH (a German corporation) and Sight Science Limited (a UK corporation), both wholly owned subsidiaries of NovaVision, Inc. The Company is headquartered in Boca Raton, FL. All material inter-company accounts, transactions, and profits have been eliminated in consolidation.

Recent Accounting Pronouncements
From time to time new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations and cash flows when implemented.

Derivative Liability
The Company has accounted for the 34,723 Series A Warrants issued in connection with the Offering (all as defined in Note 5), the holders of which have not waived their anti-dilution rights (as detailed further in Note 5) in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they had anti-dilution rights, they did not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at its fair value and adjusted the instrument to fair value at each reporting period. This liability was subject to re-measurement at each balance sheet date until exercised or until the anti-dilution provisions contained within the warrant agreements expired, and was classified in the balance sheet as a current liability. Any change in fair value of the warrant liability was recognized in the Company’s statement of operations as other income (loss). The anti-dilution provisions expired on June 11, 2015 and accordingly the liability has been extinguished.

Software Development Costs
The authoritative accounting guidance requires software development costs to be capitalized upon completion of the preliminary project stage. Accordingly, direct internal and external costs associated with the development of the features and functionality of the Company’s software, incurred during the application development stage, are capitalized and amortized using the straight-line method of the estimated life of five years once the software has been brought into service. Capitalized software development costs for the six months ended June 30, 2015 and 2014 were $26,486 and $55,039, respectively.

Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock and convertible debt. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. No dilution adjustment has been made to the weighted average outstanding common shares in the periods presented because the assumed exercise of outstanding options and warrants and the conversion of preferred stock and debt would be anti-dilutive.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share:

	June 30,	June 30,
	2015	2014
Stock options outstanding	25,557	5,557
Warrants to purchase common stock	6,007,048	5,226,523
Debentures convertible into common stock	202,465	477,716
Preferred shares convertible into common stock	1,148,782	14,815
Total	7,383,851	5,724,611

3. NOTES PAYABLE

As of June 30, 2015 and December 31, 2014, Notes Payable consists of:

	June 30, 2015	December 31, 2014

On March 25, 2011 the Company issued a term note for $300,000 to EuroAmerican Investment Corp. (“EuroAmerican”). The term note bears interest at 16% per annum and was due June 25, 2011. In connection with the loan the Company also issued EuroAmerican warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.50 per share for a period of three (3) years. On June 25, 2011 the due date for this note was extended to September 25, 2011 and the Holder was granted the right to convert all or any amount of the principal face amount of the debenture then outstanding and accrued interest into shares of common stock of the Company an adjusted conversion price of $1.80 per share, subject to adjustment and does not require bifurcation. The due date for this note has been extended to December 31, 2015.

	300,000	300,000

Insurance policy finance agreements. During the period ended June 30, 2015 the Company made repayments of $40,280. The notes are due over the next twelve months.	15,307	21,785

Total Notes Payable:	$315,307	$321,785

The company assesses the value of the beneficial conversion feature of its convertible debt by determining the intrinsic value of such conversion, under ASC 470, at the time of issuance. At the time of issuance of the convertible debt instruments set out above, the fair value of the stock was either the same or less than the conversion price, and so there was no value attributable to any beneficial conversion feature.

4. SEGMENT REPORTING, GEOGRAPHICAL INFORMATION

(a) Business segments
The Company operates in two business segments: Vycor Medical, which focuses on devices for neurosurgery; and NovaVision, which focuses on neuro stimulation therapies and diagnostic devices for the treatment and screening of vision field loss and which includes Sight Science. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Vycor Medical	$221,258	$203,191	$480,107	$466,902
NovaVision	64,760	95,349	134,463	189,760
Total Revenue	$286,018	$298,540	$614,570	$656,662
Gross Profit:
Vycor Medical	$193,743	$177,717	$412,794	$411,125
NovaVision	58,294	85,056	116,102	166,813
Total Gross Profit	$252,037	$262,773	$528,896	$577,938

	June 30,	December 31,
	2015	2014
Total Assets:
Vycor Medical	$1,728,797	$2,644,513
NovaVision	1,026,292	1,169,230
Total Assets	$2,755,089	$3,813,743

(b) Geographic information
The Company operates in two geographic segments, the United States and Europe. Set out below are the revenues, gross profits and total assets for each segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
United States	$248,059	$238,474	$531,998	$531,635
Europe	37,959	60,066	82,572	125,027
Total Revenue	$286,018	$298,540	$614,570	$656,662
Gross Profit:
United States	$217,977	$207,577	$456,328	$465,816
Europe	34,060	55,196	72,568	112,122
Total Gross Profit	$252,037	$262,773	$528,896	$577,938

	June 30,	December 31,
	2015	2014
Total Assets:
United States	$2,379,325	$3,367,679
Europe	375,764	446,064
Total Assets	$2,755,089	$3,813,743

5. EQUITY

Equity Issuance

During January to June 2015, the Company issued: 5,377 shares of Common Stock (valued at $10,000) to Steven Girgenti, 6,085 shares of Common Stock (valued at $10,000) to Oscar Bronsther and 6,085 shares of Common Stock (valued at $10,000) to Lowell Rush in consideration for services provided to the Board of Directors; and 1,844 shares of Common Stock (valued at $3,125) to Alvaro Pasual-Leone, 3,687 shares of Common Stock (valued at $6,250) to Josef Zihl and 1,901 shares of Common Stock (valued at $3,125) to each of Jason Barton and Jose Romano in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During January to June 2015, in accordance with the terms the Consulting Agreement, the Company issued 16,485 shares of Common Stock (valued at $30,000) to Fountainhead, a related party.

During the period ended June 2015, in accordance with the terms of an investor relations advisory agreement, the Company issued 18,519 shares of Common Stock (valued at $33,333) to Acorn Management Partners.

During the period ended June 2015 Preferred D Stock, convertible into shares of Common Stock, was issued in respect of Preferred Dividends as follows: 5,745 shares of Preferred D Stock, convertible into 26,721 shares of Common Stock (valued at $57,453) to Fountainhead; 2,119 shares of Preferred D Stock, convertible into 9,856 shares of Common Stock (valued at $21,194) to Peter Zachariou; and 380 shares of Preferred D Stock, convertible into 1,767 shares of Common Stock (valued at $3,799) to Craig Kirsch.

Warrants and Options

The details of the outstanding warrants and options are as follows:

		Weighted
		average
	Number of	exercise price
STOCK WARRANTS:	shares	per share
Outstanding at December 31, 2013	1,404,599	$3.39

Granted	5,226,120	2.61
Exercised	-	-

Cancelled or expired	(719,004)	4.46

Outstanding at December 31, 2014	5,911,715	$2.57

Granted	100,000	2.56
Exercised	-	-
Cancelled or expired	(4,667)	-
Outstanding at June 30, 2015	6,007,048	$2.57

		Weighted
		average
	Number of	exercise price
STOCK OPTIONS:	shares	per share
Outstanding at December 31, 2013	5,557	$20.25

Granted	20,000	$2.00
Exercised	-	-
Cancelled or expired	-	-

Outstanding at December 31, 2014	25,557	$5.97

Granted	-	-
Exercised	-	-
Cancelled or expired	-	-
Outstanding at June 30, 2015	25,557	$5.97

As of June 30, 2015, the weighted-average remaining contractual life of outstanding warrants and options is 1.76 and 2.69 years, respectively.

6. SHARE-BASED COMPENSATION

Stock Option Plan

The Company adopted the Vycor Medical, Inc. Employee, Director, and Consultant Stock Plan (the “Plan”) as of February 13, 2008. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis. For the period ended June 30, 2015 and 2014, the Company recognized share-based compensation of $25,011 and $0, respectively, for employee stock options.

Stock appreciation rights may be granted either on a stand alone basis or in conjunction with all or part of any other stock options granted under the plan. As of June 30, 2015 there were no awards of any stock appreciation rights.

Non-Employee Stock Compensation

		6 months ended
		June 30, 2015
Name	Description	$ in period
Steven Girgenti	5,377 shares issued for services rendered to the board of directors	$10,000

Oscar Bronsther	6,085 shares issued for services rendered to the board of directors	$10,000

Lowell Rush	6,085 shares issued for services rendered to the board of directors	$10,000

Alvaro Pascual-Leone	1,844 shares issued for services rendered to the Scientific Advisory Board	$3,125

Jason Barton	1,901 shares issued for services rendered to the Scientific Advisory Board	$3,125

Jose Romano	1,901 shares issued for services rendered to the Scientific Advisory Board	$3,125

Josef Zihl	3,687 shares issued for services rendered to the Scientific Advisory Board	$6,250

Fountainhead Capital Mgmt	16,485 shares issued in accordance with the terms of the consulting agreement	$30,000

Acorn Management Partners	18,519 shares issued in relation to an investor advisory agreement	$33,333

Gordon Holmes	100,000 warrants issued in relation to investor advisory agreement	$4,492

Total Compensation		$113,450

Totals and Fair Values

Aggregate stock-based compensation expense charged to operations for stock and warrants granted to the employees and non-employees for the three and six months ended June 30, 2015 was $50,310 and $138,460. As of June 30, 2015, there was $0 of total unrecognized compensation costs related to warrant and stock awards and non-vested options.

Stock-based compensation expenses related to common stock, options and warrants granted to employees and non-employees are recognized as the services are received or the stock, options and warrants are earned. The common stock, options or warrants meet the criteria for equity treatment and their fair is estimated at the grant date. Expense related to common stock is recognized on a straight-line basis over the period during which services are to be received; expense related to options and warrants is recognized on a straight-line basis over the shorter of the period during which services are to be received or the life of the option or warrant. The fair value of the common stock is determined by the then-prevailing share price. The grant date fair value of the options and warrants is estimated using the Black-Scholes option pricing model on the basis of the fair value of the underlying common stock on the measurement date, using the assumptions noted in the table below. Expected volatility is based on the historical volatility of a peer group of publicly traded companies.

The following assumptions were used in calculations of the Black-Scholes option pricing model for the six months ended June 30, 2015 and 2014:

	Six months ended June 30,
	2015	2014
Risk-free interest rates	1.07%	0.78%
Expected life	3 years	3 years
Expected dividends	0%	0%
Expected volatility	101%	75%
Vycor Common Stock fair value	$2.00	$2.05

7. FAIR VALUE MEASUREMENTS

The Company has adopted ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

Under the terms of the Offering, during the period January 2 to April 25, 2014, in five separate closings, a total of 2,397,631 Series A Warrants and Placement Agent Warrants were issued, which carried anti-dilution rights. Effective May 15, 2014 these anti-dilution rights were waived for all but 34,723 of the Series A Warrants and for all of the Placement Agent Warrants. The Company has accounted for the Series A Warrants in accordance with the guidance contained in ASC 815-40-15-7D, whereby under that provision, because they had anti-dilution rights, they did not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classified the warrant instrument as a liability at its fair value and adjusted the instrument to fair value at each reporting period. Effective June 11, 2015 the anti-dilution provisions of these remaining 34,723 Warrants expired and accordingly the liability has been extinguished.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis (the Series A Warrants described above) as of June 30, 2015 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the liability, and includes situations where there is little, if any, market activity for the liability:

Description	June 30, 2015	Level 1	Level 2	Level 3
Warrant Liability	$-	$-	$-	$-

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3):

Balance at January 1, 2015	$19,792

Change in fair value to June 11, 2015	485

Extinguishment of liability June 11, 2015	(20,277)
Balance at June 30, 2015	$-

The fair value of the Series A Warrants and Placement Agent Warrants was determined using a Monte Carlo Simulation. This model requires the input of highly subjective assumptions, including the expected price volatility, which is based on the historical volatility of a peer group of publicly traded companies. Changes in the subjective input assumptions can materially affect the estimate of fair value of the warrants and the Company’s results of operations could be impacted.

The following assumptions were used in calculations of the Monte Carlo Simulation model for the six months ended June 30, 2015 and 2014:

	Six months ended June 30,
	2015	2014
Risk-free interest rates	0.56-.73%	0.68-0.93%
Expected life	1.65 years	3 years
Expected dividends	0%	0%
Expected volatility	90-93%	71-83%
Vycor Common Stock fair value	$1.59 -1.84	$1.88 -2.39

8. COMMITMENTS AND CONTINGENCIES

Lease
The Company leases approximately 10,000 sq. ft located at 6401 Congress Ave., Suite 140, Boca Raton, FL 33487 from Catexor Limited Partnership for a gross rent of $14,260 plus sales tax per month. The term of the lease is 5 years and 6 months terminating July, 2017. The Company’s subsidiaries in Germany and the UK occupy properties on short term lease agreements. Rent expense for the six months ended June 30, 2015 and 2014 was $97,973 and $99,160 respectively.

Potential German tax liability
In June 2012 the Company's German subsidiary received a preliminary assessment for Magdeburg City trade tax of approximately €75,000 (approximately $94,000). This assessment is for the 2010 fiscal year and relates to the Company's acquisition of the assets of the former NovaVision, Inc. An initial assessment for corporate tax for the same period has been preliminarily reduced to zero. The Company has not accepted this trade tax assessment and is in discussion with the relevant tax authorities with a view to its reduction. The tax authorities have agreed to suspend the assessment pending the outcome of certain court hearings, and the Company has agreed to make limited monthly payments on account. To the extent that this assessment, a higher or a reduced amount, is ultimately confirmed by the tax authorities, the Company believes it has a very strong claim against certain professional advisors which would offset the liability in full. Accordingly, the Company has made no provision for this liability for the three and six months ending June 30, 2015, other than recording the monthly payments as an expense.

Potential Patent Infringement
The Company was made aware in 2012 that a competitor had been granted a patent for related technology, and appeared to be entering the market with products that infringe the Company’s own issued patent. Following investigation, the Company has taken steps to initiate an invalidation of the competitor’s patent and enforce its patent rights; in March 2014 the Patent Re-examination Board issued an Examination Decision invalidating all the claims of the competitor’s patent. The competitor has the right of appeal but the Company will contest any such appeal. The Company has also been made aware that a second competitor has filed a patent application for related technology and also may be producing a product that potentially infringes the Company’s patent, and is in the early stages of evaluation and has yet to determine what, if any actions to take in this instance, however as a general rule the Company intends to take all necessary action to protect its patent portfolio. As with all patent infringement actions, there is some risk that the accused infringer will not be found to infringe the claims, and an additional risk that the accused infringer will successfully challenge the validity of the asserted claims.

9. CONSULTING AND OTHER AGREEMENTS

The following agreements were entered into or remained in force during the six months ended June 30, 2015:

Under the terms of an amended Consulting Agreement between the Company and Fountainhead, Fountainhead is paid a monthly retainer of $10,000 per month, payable $5,000 in cash and $5,000 payable in Company Common Stock at the end of each quarter.

In January 2015, as amended in May 2015, the Company entered into a twelve (12) month agreement, subject to early termination, to provide financial advisory, strategic business planning and professional relations services, with Acorn Management Partners (“Acorn”). Under the terms of the Acorn Agreement, Acorn receives $8,000 in cash per month and 25,000 shares of Restricted Common Stock (at the absolute discretion of the Company) in the first two three month periods and $8,000 in cash per month and 75,000 shares of restricted common stock in the final two three month periods.

In March 2015, the Company entered into a twelve (12) month agreement to provide investor relations services with Gordon Holmes. Under the terms of the agreement, Gordon Holmes received warrants to purchase 100,000 Vycor shares of Common Stock at $2.56, exercisable for a period of three years.

10. RELATED PARTY TRANSACTIONS

Through June 30 2015, in accordance with the terms of the Consulting Agreement, the Company issued 16,485 shares of Common Stock (valued at $30,000) to Fountainhead.

During the period ended March 2015 Preferred D Stock, convertible into shares of Common Stock, was issued in respect of Preferred Dividends as follows: 5,745 shares of Preferred D Stock, convertible into 26,721 shares of Common Stock (valued at $57,453) to Fountainhead; and 2,119 shares of Preferred D Stock, convertible into 9,856 shares of Common Stock (valued at $21,194) to Peter Zachariou.

11. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the financial statements were issued:

Share Issuance

During July to August 2015, the Company issued 3,425 shares of Common Stock (valued at $5,000) to Steven Girgenti, in consideration for services provided to the Board of Directors and 1,184 and 2,367 shares of Common Stock respectively (valued at $1,563 and $3,125 respectively) to Alvaro Pascual-Leone and Josef Zihl in respect of their roles as members of the NovaVision, Inc. Scientific Advisory Board.

During August 2015 Preferred D Stock, convertible into shares of Common Stock at $2.15, was issued in respect of Preferred Dividends as follows: 5,946 shares of Preferred D Stock, convertible into 27,656 shares of Common Stock (valued at $59,463) to Fountainhead; 2,194 shares of Preferred D Stock, convertible into 10,205 shares of Common Stock (valued at 21,936) to Peter Zachariou; and 393 shares of Preferred D Stock, convertible into 1,828 shares of Common Stock (valued at $3,932) to Craig Kirsch. During August 2015, the Company entered into a new consulting agreement with Liolios Group, Inc. to perform certain investor related activities and issued 2,646 shares of Common Stock (valued at $3,333).

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is September 23, 2015.